EXHIBIT 10.1

CREDIT AGREEMENT

dated as of

November 8, 2006

among

MARVELL TECHNOLOGY GROUP LTD.,

THE LENDERS PARTY HERETO,

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Administrative Agent,

LASALLE BANK NATIONAL ASSOCIATION,
as Syndication Agent

and

KEYBANK NATIONAL ASSOCIATION
and
COMMERZBANK AG,
as Co-Documentation Agents

CREDIT SUISSE,
as Sole Lead Arranger and Bookrunner

Section 9.16.	Confidentiality	85
Section 9.17.	Release of Guarantees and Collateral	86
Section 9.18.	Interest Rate Limitation	87
Section 9.19.	USA Patriot Act	87

SCHEDULES:

Pricing Schedule
Schedule 2.01 – Commitments
Schedule 3.05 – Existing Real Properties
Schedule 3.06 – Existing Litigation
Schedule 3.12 – List of Subsidiaries
Schedule 3.16 – Acquisition Documentation
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.04 – Existing Investments
Schedule 6.10 – Existing Restrictions

EXHIBITS:

Exhibit A	–	Form of Assignment
Exhibit B-1	–	Form of opinion of special New York and California counsel for the Borrower
Exhibit B-2	–	Form of opinion of special Bermuda counsel for the Borrower
Exhibit B-3	–	Form of opinion of special Singapore counsel for the Borrower
Exhibit C	–	Form of Guarantee Agreement
Exhibit D	–	Form of US Pledge Agreement
Exhibit E	–	Form of Singapore Share Charge
Exhibit F	–	Form of Bermuda Pledge Agreement
Exhibit G	–	Form of Security Agreement
Exhibit H	–	Form of Interest Election

CREDIT AGREEMENT dated as of November 8, 2006 among MARVELL TECHNOLOGY GROUP LTD., the LENDERS party hereto, CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent, LASALLE BANK NATIONAL ASSOCIATION, as Syndication Agent and KEYBANK NATIONAL ASSOCIATION and COMMERZBANK AG, as Co-Documentation Agents.

WHEREAS, the Borrower (such term and other capitalized terms used in these recitals without definition having the meanings set forth in Section 1.01) desires that the Lenders extend credit in the form of term loans on the Closing Date in an aggregate principal amount of $400,000,000;

WHEREAS, the proceeds of the Loans, together with not less than $206,000,000 of the Borrower’s cash on hand, will be used to pay (i) amounts payable under the Acquisition Documentation as consideration for the Acquisition and (ii) fees and expenses payable in connection with the Transactions;

WHEREAS, the Borrower is willing to secure (i) its obligations under this Agreement and (ii) its obligations under certain hedging arrangements, by granting Liens on certain of its assets to the Administrative Agent as provided in the Security Documents;

WHEREAS, each Guarantor is willing to guarantee the foregoing obligations of the Borrower and to secure its guarantee thereof by granting Liens on certain of its assets to the Administrative Agent as provided in the Security Documents; and

WHEREAS, the Lenders are not willing to make loans hereunder, and the counterparties to the hedging arrangements referred to above are not willing to enter into or maintain them, unless (i) the foregoing obligations of the Borrower are secured and guaranteed as described above and (ii) each guarantee thereof is secured by Liens on assets of the relevant Guarantor as provided in the Security Documents;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Business” means the communications and applications processor business of the Seller.

“Acquisition” means the acquisition by the Borrower on the Closing Date of the Acquired Business from the Seller in accordance with the terms of the Asset Purchase Agreement and the other Acquisition Documentation.

“Acquisition Documentation” means, collectively, the Asset Purchase Agreement and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements (including all Ancillary Agreements referred to in the Asset Purchase Agreement) affecting the terms thereof or entered into in connection therewith.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Adjustment.

“Administrative Agent” means Credit Suisse, Cayman Islands Branch, in its capacity as administrative agent and collateral agent under the Loan Documents.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such specified Person.

“Agents” means the Administrative Agent, the Syndication Agent and the Co-Documentation Agents, and “Agent” means any of them as the context may require.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate will be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Amortization Date” means (a) prior to the Maturity Date, the last Business Day of each March, June, September and December, commencing the last Business Day of December 2006 and (b) the Maturity Date.

“Applicable Base Rate Margin” has the meaning specified in the Pricing Schedule.

“Applicable Eurodollar Margin” has the meaning specified in the Pricing Schedule.

“Arranger” means Credit Suisse, in its capacity as sole lead arranger and bookrunner of the Loans hereunder.

“Asset Disposition” means any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property of the Borrower or any Subsidiary, except (a) dispositions described in Sections 6.05(a)(i), 6.05(a)(ii) and Section 6.05(a)(iii) and in the second proviso to Section 6.05(a) and (b) other dispositions resulting in aggregate Net Proceeds not exceeding $20,000,000 during any Fiscal Year.

“Asset Purchase Agreement” means the asset purchase agreement dated as of June 26, 2006 between the Borrower and the Seller.

“Assignment” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bermuda Pledge Agreement” means the Bermuda Pledge Agreement among certain of the Marvell Companies and the Administrative Agent, substantially in the form of Exhibit F.

 “Borrower” means Marvell Technology Group Ltd., a Bermuda exempted company.

“Borrowing” means Loans of the same Interest Type made, converted or continued on the same day and, in the case of Eurodollar Loans, as to which the same Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Acquisition” means (a) an Investment by any Marvell Company in a Person (including an Investment by way of acquisition of securities) pursuant to which such Person becomes a Subsidiary or is merged into or consolidated with any Marvell Company or (b) an acquisition by any Marvell Company of the property and assets of any Person (other than any then-existing Subsidiary) that constitutes substantially all of the assets of such Person, or any division, line of business, or other business unit of such Person.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth as such in a consolidated statement of cash flows of the Borrower and its Subsidiaries for such period prepared in accordance with GAAP and (b) any Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period; provided that solely for purposes of determining whether the Borrower is in Pro Forma Compliance with the Fixed Charge Coverage Ratio in connection with the consummation of a Business Acquisition as required by Section 6.04(g), “Capital Expenditures” shall include (to the extent not already included) the cash consideration paid by the Borrower and its Subsidiaries for such Business Acquisition and any other Business Acquisition consummated during the relevant calculation period.

“Capital Lease Obligations” of any Person means obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as capital leases on a balance sheet of such Person.  The amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

“Casualty Event” means any casualty or other insured damage to any property of the Borrower or any Subsidiary, or any taking of any such property under power of eminent domain or by condemnation or similar proceeding, or any transfer of any such property in lieu of a condemnation or similar taking thereof.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than Sehat Sutardja, Weili Dai or Pantas Sutardja, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the occurrence of a change of control (or similar event however denominated) under any indenture or other agreement in respect of any Permitted Subordinated Debt or any other Material Debt.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after such date or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after such date.

“Closing Date” means the date on which each of the conditions specified in Section 4.01 is satisfied (or waived in accordance with Section 9.02).

“Collateral” means any and all “Collateral”, as defined in any Security Document.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make a Loan on the Closing Date, expressed as an amount representing the maximum principal amount of such Loan. The amount of each Lender’s Commitment is set forth on Schedule 2.01.  The aggregate amount of the Commitments is $400,000,000.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary non-cash charges for such period for severance, restructuring costs, goodwill impairment or other costs related to the Acquisition or any Business Acquisition, subject to the reasonable approval of the Administrative Agent, (v) fees and expenses incurred during such period in connection with the Acquisition in an aggregate amount not to exceed $8,000,000 and (vi) any non-cash expenses resulting from the grant of stock options or other equity related incentives to any current or former director, officer or employee of any Marvell Company incurred for such period and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) any extraordinary gains for such period, (ii) all cash payments made during such period on account of severance, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(iv) above, (iii) any non-cash gains for such period that represent the reversal of any accrual in a prior period for, or the reversal of any cash reserves established in a prior period for, anticipated cash charges, (iv) non-cash exchange, translation or performance gains relating to any foreign currency hedging or commodities hedging transactions (net of any non-cash losses relating to foreign exchange or commodities hedging transactions), (v) any gain during such period from discontinued operations of the Borrower and its Subsidiaries (net of all non-cash losses from such discontinued operations) and (vi) any gain resulting from the disposition of any asset of the Borrower and its Subsidiaries not in the ordinary course of business, all determined on a consolidated basis in accordance with GAAP; provided that the effect of all financial statement expenses or adjustments for the Stated Restatement Reasons for any period, to the extent such expenses or adjustments are non-cash, shall be excluded from the computation of Consolidated EBITDA for such period.

Notwithstanding the foregoing, for each of the periods set forth below, Consolidated EBITDA shall be deemed to be the amount set forth opposite such period:

Fiscal Quarter Ended	Consolidated EBITDA

October 29, 2005	$135,000,000

January 28, 2006	$158,000,000

April 29, 2006	$161,000,000

July 29, 2006	$156,000,000

“Consolidated Fixed Charges” means, for any period, the sum of (a) Consolidated Interest Expense for such period, (b) Capital Expenditures for such period, (c) to the extent paid or payable in cash, income tax expense of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (d) the aggregate amount of scheduled principal payments made during such period in respect of Long-Term Debt of the Borrower and its Subsidiaries (except payments made by the Borrower or any Subsidiary to the Borrower or any Subsidiary) and (e) the aggregate amount of principal payments (except scheduled principal payments) made during such period in respect of Long-Term Debt of the Borrower and its Subsidiaries (other than the Loans), in each case to the extent that such payment reduced any scheduled principal payments that would have become due within one year after the date of such payment.

Notwithstanding the foregoing, if any determination of Consolidated Fixed Charges is required by the terms hereof to be made for a period of four consecutive Fiscal Quarters at a time when fewer than four full Fiscal Quarters have elapsed since the Closing Date, such determination shall be made for the period elapsed from the Closing Date through the most recent Fiscal Quarter then ended (annualized on a simple arithmetic basis).

“Consolidated Interest Expense” means, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and (b) any interest accrued during such period, in respect of Debt of the Borrower or any Subsidiary, that is required under GAAP to be capitalized rather than included in consolidated interest expense for such period.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (except the Borrower) in which any other Person (except the Borrower, a Subsidiary or a director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent that dividends or other distributions were actually paid by such Person to the Borrower or any Subsidiary during such period, and (b) the income or loss of any Person accrued before (i) the date it becomes a Subsidiary, (ii) the date it is merged into or consolidated with the Borrower or any Subsidiary or (iii) the date its assets are acquired by the Borrower or any Subsidiary.

“Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Parties” means the Borrower and the Guarantors.

“Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person on which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed, (g) all Guarantees by such Person of Debt of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that contractual provisions binding on the holder of such Debt provide that such Person is not liable therefor.

“Debt Incurrence” means the incurrence by any Marvell Company of any Debt, other than Debt described in Section 6.01(a)(i) through Section 6.01(a)(vi), inclusive, Section 6.01(a)(viii) or Section 6.01(a)(ix).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disqualified Equity Interests” means Equity Interests that (a) by their terms or upon the happening of any event are (i) required to be redeemed or are redeemable at the option of the holder on or prior to the first anniversary of the Maturity Date for consideration other than Qualified Equity Interests or (ii) convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Debt or (b) require (or permit at the option of the holder) the payment of any dividend, interest, sinking fund or other similar payment (other than the accrual of such obligations) on or prior to the first anniversary of the Maturity Date (other than payments made solely in Qualified Equity Interests).

“dollars” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States, any State thereof or the District of Columbia.

 “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based on (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (c) exposure to any Hazardous Material, (d) the release or threatened release of any Hazardous Material into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means (a) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (b) any warrants, options or other rights to acquire such shares or interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (except an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Internal Revenue Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Internal Revenue Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” has the meaning specified in Article 7.

“Excess Cash Flow” means, for any Fiscal Year, the sum (without duplication) of:

(a)           the Consolidated Net Income of the Borrower and its Subsidiaries for such Fiscal Year, adjusted to exclude any gains or losses attributable to any event as a result of which a prepayment of the Loans is required pursuant to Section 2.09(b), 2.09(c) or 2.09(d); plus

(b)           depreciation, amortization and other non-cash charges or losses deducted in determining such Consolidated Net Income for such Fiscal Year; plus

(c)           the amount, if any, by which Net Working Capital decreased during such Fiscal Year; minus

(d)           the sum of (i) any non-cash gains included in determining such Consolidated Net Income for such Fiscal Year and (ii) the amount, if any, by which Net Working Capital increased during such Fiscal Year; minus

(e)           Capital Expenditures for such Fiscal Year (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed by incurring Long-Term Debt or by the Net Proceeds of any issuance by the Borrower of Qualified Equity Interests); minus

(f)            cash consideration paid during such Fiscal Year to make acquisitions permitted hereunder (except to the extent financed by incurring Long-Term Debt or by the Net Proceeds of any issuance by the Borrower of Qualified Equity Interests); minus

(g)           the aggregate amount of Restricted Payments made in cash by the Borrower during such Fiscal Year pursuant to Section 6.08(a)(iii); minus

(h)           the aggregate principal amount of Long-Term Debt repaid by the Borrower and its Subsidiaries during such Fiscal Year, excluding (i) mandatory prepayments of Loans pursuant to Section 2.09(b), 2.09(c), 2.09(d) or 2.09(e), (ii) repayments of revolving borrowings except to the extent the commitments with respect thereto are correspondingly reduced and (iii) repayments of Long-Term Debt financed by incurring other Long-Term Debt or by the Net Proceeds of any issuance by the Borrower of Qualified Equity Interests.

“Excluded Taxes” means, with respect to any Lender Party or other recipient of a payment made by or on account of any obligation of the Borrower hereunder:

(a)           income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located;

(b)           any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a) above; and

(c)           in the case of a Foreign Lender, any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.16(e).

Notwithstanding the foregoing, a withholding tax will not be an “Excluded Tax” to the extent that (A) it is imposed on amounts payable to a Foreign Lender by reason of an assignment made to such Foreign Lender at the Borrower’s request pursuant to Section 2.18(b), (B) it is imposed on amounts payable to a Foreign Lender by reason of any other assignment and does not exceed the amount for which the assignor would have been indemnified pursuant to Section 2.16(a) or (C) in the case of designation of a new lending office, it does not exceed the amount for which such Foreign Lender would have been indemnified if it had not designated a new lending office.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on such Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means the Fee Letter dated as of October 18, 2006 among the Borrower, Credit Suisse Securities (USA) LLC and Credit Suisse, Cayman Islands Branch.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financing Transactions” means the execution, delivery and performance by each Credit Party of the Loan Documents to which it is to be a party, the granting of the Liens provided for in the Security Documents, the borrowing of Loans and the use of the proceeds thereof.

“Fiscal Quarter” means a fiscal quarter of the Borrower.

“Fiscal Year” means a fiscal year of the Borrower. A Fiscal Year is identified by the calendar year in which the last day of such Fiscal Year occurs (e.g., Fiscal Year 2003 refers to the Fiscal Year that ended on the Saturday closest to January 31, 2003).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction outside the United States.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its consolidated Subsidiaries delivered to the Lenders.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means each Subsidiary listed on the signature pages of the Guarantee Agreement and each Subsidiary that shall, at any time after the date hereof, become a Guarantor pursuant to Section 5 of the Guarantee Agreement.

“Guarantee Agreement” means the Guarantee Agreement among the Credit Parties and the Administrative Agent, substantially in the form of Exhibit C.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future, cap, collar, floor or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, fuel or other commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, however, that no phantom stock or similar plan providing for payments and on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any Subsidiary shall be a Hedging Agreement.

“Indemnified Taxes” means all Taxes except Excluded Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated October 2006 relating to the Borrower and the Transactions.

“Interest Election” means an election by the Borrower to change or continue the Interest Type of a Borrowing in accordance with Section 2.05, in the form of Exhibit H or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, if such Interest Period is longer than three months, each day during such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period beginning on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be deemed to be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Type”, when used with respect to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Investment” means any investment in any Person, whether by means of purchase of equity interests, capital contribution (in cash, property or services), loan, Guarantee, time deposit or otherwise.

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lender Parties” means the Lenders and the Agents.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment, other than any such Person that ceases to be a party hereto pursuant to an Assignment.

“Leverage Ratio” means, on any day, the ratio of (a) Total Debt as of such day to (b) Consolidated EBITDA for the period of four consecutive Fiscal Quarters ended on such day (or, if such day is not the last day of a Fiscal Quarter, ended on the last day of the Fiscal Quarter most recently ended before such day).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period. Notwithstanding the foregoing, if all the Lenders have consented to making a Eurodollar Borrowing on the Closing Date, then “LIBO Rate” for such Eurodollar Borrowing shall be the higher of (x) the rate per annum as would have been determined by the preceding sentence of this definition two Business Days prior to the Closing Date and (y) the rate per annum as determined by the preceding sentence of this definition on the Closing Date, in each case for an Interest Period of one month.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Guarantee Agreement and the Security Documents.

“Loans” means loans made by the Lenders to the Borrower pursuant to this Agreement.

“Long-Term Debt” means any Debt that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Marvell Companies” means the Borrower and the Subsidiaries.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Marvell Companies taken as a whole, (b) the ability of any Credit Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to any Lender Party under any Loan Document.

“Material Debt” means Debt (other than obligations in respect of the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more Marvell Companies in an aggregate principal amount exceeding $25,000,000.  For purposes of determining Material Debt, the “principal amount” of the obligations of any Marvell Company in respect of any Hedging Agreement at any time will be the maximum aggregate amount (after giving effect to any netting agreements) that such Marvell Company would be required to pay if such Hedging Agreement were terminated at such time.

“Material Disposition” means any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction), in a transaction or series of related transactions, of any property of the Borrower or any Subsidiary if the portion of Consolidated EBITDA attributable to such property for the period of four consecutive Fiscal Quarters most recently ended at or prior to the date of the consummation of such disposition for which financial statements have been delivered to the Administrative Agent exceeds 2% of the Consolidated EBITDA of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Maturity Date” means the third anniversary of the Closing Date or, if such date is not a Business Day, the immediately preceding Business Day.

“Minimum Guarantee Condition” means at any time the satisfaction of the following: (a) the sum of the total assets of the Credit Parties (excluding any assets of any Subsidiary of any Credit Party that is not itself a Credit Party) is not less than 90% of the total assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP as at the end of the most recently completed Fiscal Quarter for which financial statements have been delivered to the Administrative Agent and (b) the total revenues of the Credit Parties (excluding any revenues of any Subsidiary of any Credit Party that is not itself a Credit Party) for the period of four consecutive Fiscal Quarters most recently ended at or prior to such time for which financial statements have been delivered to the Administrative Agent is not less than 95% of the total revenues of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Minimum Stock Collateral Condition” means at any time the satisfaction of the following: (a) the sum of the total assets of the Marvell Companies all (or, in the case of MSI, at least 83%) of whose Equity Interests are then subject to a perfected first-priority pledge pursuant to a Pledge Agreement (each a “Pledged Marvell Company”) (excluding any assets of any Subsidiary of any Pledged Marvell Company that is not itself a Pledged Marvell Company) is not less than 90% of the total assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP as at the end of the most recently completed Fiscal Quarter for which financial statements have been delivered to the Administrative Agent and (b) the total revenues of the Pledged Marvell Companies (excluding any revenues of any Subsidiary of any Pledged Marvell Company that is not itself a Pledged Marvell Company) for the period of four consecutive Fiscal Quarters most recently ended at or prior to such time for which financial statements have been delivered to the Administrative Agent is not less than 95% of the total revenues of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that, so long as at least 83% of the issued and outstanding Equity Interests of MSI are subject to a perfected first-priority pledge pursuant to the US Pledge Agreement, the percentage of the assets and revenues of MSI that shall count towards satisfaction of the Minimum Stock Collateral Condition shall equal the percentage that such pledged Equity Interests represent of all of the issued and outstanding Equity Interests of MSI.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations.  Each Mortgage must be satisfactory in form and substance to the Administrative Agent.

“Mortgaged Property” means each parcel of real property and improvements thereto owned by a Domestic Subsidiary that is either (i) identified on Schedule 3.05 or (ii) subject to a Transaction Lien granted after the Closing Date pursuant to Section 5.12 or 5.13.

“MSI” means Marvell Semiconductor, Inc., a California corporation.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, in each case net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Marvell Companies to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction, a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Marvell Companies as a result of such event to repay Debt (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Marvell Companies, and the amount of any reserves established by the Marvell Companies to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrower).

“Net Working Capital” means, at any date, (a) the consolidated current assets of the Borrower and its Subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of the Borrower and its Subsidiaries as of such date (excluding current liabilities in respect of Debt).  Net Working Capital at any date may be a positive or negative number.  Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Obligations” means all obligations defined as “Obligations,” “Guaranteed Obligations” or “Secured Obligations” in the Guarantee Agreement or the Security Documents.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participants” has the meaning specified in Section 9.04(e).

“Patriot Act” has the meaning specified in Section 9.19.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit B to the Security Agreement or any other form approved by the Administrative Agent.

“Permitted Investments” means investments in:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b)           commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)           certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any State thereof which has a combined capital and surplus and undivided profits of at least $500,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)           other short term investments by Marvell Companies organized outside the United States made in accordance with prudent investment practices for cash management and in investments of a type and with financial institutions analogous to the foregoing.

“Permitted Liens” means:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article 7;

(f)            easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation;

(g)           any interest or title of a lessor under any lease or sublease entered into in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Borrower or any Subsidiary;

(h)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i)            customary set-off rights in favor of depositary banks;

(j)            ordinary course Liens of a collection bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection; and

(k)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business in accordance with past practices;

provided that the term “Permitted Liens” shall not include any Lien that secures Debt.

“Permitted Subordinated Debt” means unsecured subordinated Debt of the Borrower that (a) is not guaranteed by any Subsidiary other than a Guarantor (on an unsecured subordinated basis, as provided below) and which guarantee provides for the release and termination thereof, without action by any party, upon any release and termination of such Subsidiary’s Transaction Guarantee, (b) does not mature or amortize or require any payment of principal, and is not subject to any sinking fund requirement, prior to the first anniversary of the Maturity Date, (c) is not convertible into or exchangeable into any Debt or Equity Interest other than Qualified Equity Interests, (d) is subordinated to the Obligations on terms customary in the subordinated high yield debt market at the time of incurrence, (e) the covenants, prepayment and repurchase provisions and events of default of which are no more burdensome or restrictive to the Credit Parties than those that are customary in the subordinated high yield debt market at the time of incurrence and (f) has other terms and conditions that, taken as a whole, are not more burdensome or restrictive to the Credit Parties that those set forth in this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (except a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA.

“Pledge Agreement” means the US Pledge Agreement, the Bermuda Pledge Agreement, the Singapore Share Charge and any other pledge agreement, charge agreement, instrument or document executed and delivered pursuant to Section 5.12 or Section 5.13 pursuant to which the Equity Interests of any Marvell Company are pledged to secure any of the Secured Obligations.

“Pricing Schedule” means the Pricing Schedule attached hereto.

“Prime Rate” means the rate of interest per annum announced from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City, New York.  Each change in the Prime Rate will be effective for purposes hereof from and including the date such change is announced as being effective.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder and in connection with any event or transaction requiring a calculation on a Pro Forma Basis for any period, compliance with such test or covenant after giving effect to such event or transaction, and (i) in the case of any Business Acquisition (other than the Acquisition) or Material Disposition, including pro forma adjustments consistent with Article 11 of Regulation S-X of the Securities Act and any other adjustments reasonably acceptable to the Administrative Agent and which are certified by a Financial Officer as being reasonable and made in good faith, and using for purposes of determining such compliance (x) in the case of any Business Acquisition, the historical financial statements of all entities or assets so acquired or to be acquired and (y) the consolidated financial statements of the Borrower and its Subsidiaries which shall be reformulated as if such Business Acquisition or Material Disposition, and any other Business Acquisitions or Material Dispositions that have been consummated during such period, had been consummated on the first day of such period, (ii) in the case of any incurrence of Debt, assuming such Debt was incurred on the first day of such period and assuming that such Debt bears interest during the portion of such period prior to the date of incurrence at, in the case of Debt bearing interest at a floating rate, the weighted average of the interest rates applicable to outstanding Loans during such period and, in the case of Debt bearing interest at a fixed rate, such fixed rate and (iii) in the case of any prepayment of Debt, assuming that such prepayment had occurred on the first day of such period. To the extent applicable, such pro forma calculations may be based on financial statements of the Marvell Companies prepared with respect to any period ending on or prior to the Closing Date, notwithstanding that such historical financial statements may be restated for the Stated Restatement Reasons.

“Pro Forma Compliance” means, at any date of determination, that the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 6.13 and Section 6.14 as of the last day of the most recent Fiscal Quarter end (computed on the basis of (a) balance sheet amounts as of the most recently completed Fiscal Quarter and (b) income statement amounts for the most recently completed period of four consecutive Fiscal Quarters, in each case for which financial statements have been delivered to the Administrative Agent and calculated on a Pro Forma Basis in respect of the event giving rise to such determination).

“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.

“Register” has the meaning specified in Section 9.04(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors, controlling persons and members of such Person and its Affiliates.

“Required Lenders” means, at any time, Lenders having outstanding Loans representing at least 51% of the sum of all outstanding Loans at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in any Marvell Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest in any Marvell Company.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” has the meaning specified in the Security Documents.

“Secured Parties” has the meaning specified in the Security Documents.

“Security Agreement” means the Security Agreement among the Domestic Subsidiaries and the Administrative Agent, substantially in the form of Exhibit G.

“Security Documents” means the Pledge Agreements, the Security Agreement, the Mortgages and each other security agreement, instrument or document executed and delivered pursuant to Section 5.12 or Section 5.13 to secure any of the Secured Obligations.

“Seller” means Intel Corporation, a Delaware corporation.

“Singapore Share Charge” means the Share Charge among certain of the Marvell Companies and the Administrative Agent, substantially in the form of Exhibit E.

“Stated Restatement Reasons” means any restatement of the financial statements of the Marvell Companies prepared with respect to any period ending on or prior to the Closing Date primarily to record additional non-cash charges for stock-based compensation expense related to certain stock option grants by the Borrower made prior to the Closing Date and associated tax liability.

“Statutory Reserve Adjustment” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board).  Such reserve percentages will include those imposed pursuant to such Regulation D.  Eurodollar Loans will be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Adjustment will be adjusted automatically on and as of the effective date of any change in any applicable reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any corporation, limited liability company, partnership or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other corporation, limited liability company, partnership or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is otherwise Controlled as of such date, by the parent and/or one or more of its subsidiaries.

“Subsidiary” means any subsidiary of the Borrower.  For purposes of the representations and warranties made herein on the Closing Date, the term “Subsidiary” includes any subsidiary acquired by the Borrower pursuant to the Acquisition.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Capitalization” means, as of any date, the sum of (a) Total Debt as of such date and (b) total shareholders’ equity of the Borrower as of such date.

“Total Debt” means, as of any date, the aggregate principal amount of Debt of the Borrower and its Subsidiaries outstanding as of such date, determined on a consolidated basis in accordance with GAAP; provided that the term “Total

Debt” will not include contingent obligations of the Borrower or any Subsidiary as an account party in respect of any letter of credit or letter of guaranty unless such letter of credit or letter of guaranty supports an obligation that constitutes Debt.

“Transaction Guarantee” means, with respect to each Guarantor, its guarantee of the Obligations under the Guarantee Agreement or a supplement thereto.

“Transaction Liens” means the Liens on Collateral granted by the Credit Parties under the Security Documents.

“Transactions” means the Acquisition and the Financing Transactions.

“Trigger Date” means the earlier to occur of (a) the date that is six months after the Closing Date and (b) the date on which the Borrower shall have received a corporate family rating from Moody’s and a corporate rating from S&P.

 “United States” means the United States of America.

“US Pledge Agreement” means the Pledge Agreement among certain of the Marvell Companies and the Administrative Agent, substantially in the form of Exhibit D.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Interest Type (e.g., a “Eurodollar Loan”).  Borrowings also may be classified and referred to by Interest Type (e.g., a “Eurodollar Borrowing”).

Section 1.03.  Terms Generally.  The definitions of terms herein (including those incorporated by reference to another document) apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04.  Accounting Terms; Changes in GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment of any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be applied on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.05.  Pro Forma Calculations. In the event of any Business Acquisition (other than the Acquisition) or Material Disposition by any Marvell Company, determinations of compliance with the financial covenants and tests contained herein for any applicable calculation period shall be made on a Pro Forma Basis.

ARTICLE 2
The Loans

Section 2.01.  Commitments.  (a) Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, each Lender agrees to make a Loan to the Borrower on the Closing Date in a principal amount not exceeding its Commitment. Amounts repaid in respect of Loans may not be reborrowed.

(b)        The Commitments of the Lenders are several, i.e., the failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for any other Lender’s failure to make Loans as and when required hereunder.

Section 2.02.  Loans.  (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Interest Type made by the Lenders ratably in accordance with their respective Commitments, as the Borrower may request (subject to Section 2.12 and Section 2.13) in accordance herewith; provided that all Borrowings made on the Closing Date must be ABR Borrowings unless all Lenders consent to Eurodollar Borrowings being made on the Closing Date and no Borrowings may be converted into or continued as a Eurodollar Borrowing having an Interest Period in excess of one month prior to the date that is 60 days after the Closing Date.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan.  Any exercise of such option shall not affect the Borrower’s obligation to repay such Loan as provided herein.

(b)           At the beginning of each Interest Period for any Eurodollar Borrowing, the aggregate amount of such Borrowing shall be an integral multiple of $1,000,000 and not less than $3,000,000.  When each ABR Borrowing is made, the aggregate amount of such Borrowing shall be an integral multiple of $500,000 and not less than $1,000,000.  Borrowings of more than one Interest Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurodollar Borrowings outstanding.

(c)           Notwithstanding any other provision hereof, the Borrower will not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03.  Requests to Borrow Loans.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days (or, if all the Lenders so consent, one Business Day) before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount of such Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)          in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto (which shall be a period of one month); and

(v)           the location and number of the account to which funds are to be disbursed.

If no election as to the Interest Type of a Borrowing is specified, the  requested Borrowing will be an ABR Borrowing.  Promptly after it receives a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender as to the details of such Borrowing Request and the amount of such Lender’s Loan to be made pursuant thereto.

Section 2.04.  Funding of Loans.  (a) Each Lender making a Loan hereunder shall wire the principal amount thereof in immediately available funds, by 12:00 noon, New York City time, on the proposed date of such Loan, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent shall make such funds available to the Borrower by promptly crediting the amounts so received, in like funds, to the account designated by the Borrower in the applicable Borrowing Request.

(b)           Unless the Administrative Agent receives notice from a Lender before the proposed date of any Borrowing that such Lender will not make its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04(a) and may, in reliance on such assumption, make a corresponding amount available to the Borrower.  In such event, if a Lender has not in fact made its share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the day such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error) or (ii) in the case of the Borrower, the interest rate applicable to the Loans comprising such Borrowing.  If such Lender pays such amount to the Administrative Agent, such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.05.  Interest Elections.  (a) Each Borrowing initially shall be of the Interest Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as provided in Section 2.03.  Thereafter, the Borrower may elect to convert such Borrowing to a different Interest Type or, in the case of a Eurodollar Borrowing, to continue such Borrowing for one or more additional

Interest Periods, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent thereof by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting that a Borrowing of the Interest Type resulting from such election be made on the effective date of such election.  Each such telephonic Interest Election shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election signed by the Borrower.

(c)           Each telephonic and written Interest Election shall specify the following information in compliance with Section 2.02 and subsection (e) of this Section:

(i)            the Borrowing to which such Interest Election applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”.

If an Interest Election requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower will be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly after it receives an Interest Election, the Administrative Agent shall advise each Lender as to the details thereof and such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election with respect to a Eurodollar Borrowing before the end of an Interest Period applicable thereto, such Borrowing (unless repaid) will be converted to an ABR Borrowing at the end of such Interest Period.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) each Eurodollar Borrowing (unless repaid) will be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06.  Termination of Commitments.  The Commitments will terminate on the Closing Date immediately after the closing hereunder. Notwithstanding the foregoing, the Commitments will terminate at 5:00 p.m., New York City time, on November 15, 2006, if the Closing Date shall not have occurred by such time.

Section 2.07.  Payment at Maturity; Evidence of Debt.  (a) The Borrower unconditionally promises to pay to the Administrative Agent on the Maturity Date, for the account of each Lender, the then unpaid principal amount of such Lender’s Loans.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Interest Type thereof and each Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to subsections (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that any failure by any Lender or the Administrative Agent to maintain such accounts or any error therein shall not affect the Borrower’s obligation to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.08.  Scheduled Amortization of Loans.  (a) Subject to adjustment pursuant to Section 2.08(b), on each Amortization Date prior to the Maturity Date, the Borrower shall repay, and there shall become due and payable, an aggregate principal amount of Loans equal to 0.25% of the aggregate principal amount of Loans made on the Closing Date.

(b)           Any prepayment of Loans pursuant to Section 2.09 will be applied to reduce the subsequent scheduled payments of the Loans to be made pursuant to this Section in inverse order of maturity.

(c)           Before repaying any Loans pursuant to this Section, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment.  Each such repayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing and shall be accompanied by accrued interest on the amount repaid.

Section 2.09.  Optional and Mandatory Prepayments.  (a) Optional Prepayments.  The Borrower will have the right at any time to prepay any Borrowing in whole or in part, subject to the provisions of this Section.

(b)           Asset Dispositions.  Within seven Business Days after any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Asset Disposition, the Borrower shall prepay Borrowings in an aggregate amount equal to such Net Proceeds; provided that, if within one Business Day of receipt of such Net Proceeds, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that (i) the Borrower and its Subsidiaries intend to apply the Net Proceeds from such Asset Disposition (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to acquire assets that are useful in the business of the Borrower and its Subsidiaries, (ii) the property so acquired will be included in the Collateral at least to the extent that the property disposed of was included therein and (iii) no Default has occurred and is continuing, then no prepayment will be required pursuant to this subsection in respect of such Net Proceeds (or the portion of such Net Proceeds specified in such certificate, if applicable) except that, if any such Net Proceeds have not been so applied by the end of such 180-day period, a prepayment will be required at that time in an amount equal to the amount of such Net Proceeds that have not been so applied.

(c)           Casualty Events.  Within seven Business Days after any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Casualty Event, the Borrower shall prepay Borrowings in an aggregate amount equal to such Net Proceeds; provided that, if within one Business Day of receipt of such Net Proceeds, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that (i) the Borrower and its Subsidiaries intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to repair, restore or replace the property with respect to which such Net Proceeds were received, (ii) if such property is to be replaced, the property acquired to replace it will be included in the Collateral at least to the extent that the property to be replaced was included therein and (iii) no Default has occurred and is continuing, then no prepayment will be required pursuant to this subsection in respect of such Net Proceeds (or the portion of such Net Proceeds specified in such certificate, if applicable) except that, if any such Net Proceeds have not been so applied by the end of such 180-day period, a prepayment will be required at that time in an amount equal to the amount of such Net Proceeds that have not been so applied.

(d)           Debt Incurrence.  Within seven Business Days after any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Debt Incurrence, the Borrower shall prepay Borrowings in an aggregate amount equal to such Net Proceeds; provided that, if such Debt Incurrence is in respect of Permitted Subordinated Debt and within one Business Day of receipt of such Net Proceeds the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that (i) the Borrower and its Subsidiaries intend to apply the Net Proceeds from such Debt Incurrence (or a portion thereof specified in such certificate), within 90 days after receipt of such Net Proceeds, to pay the consideration for one or more Business Acquisitions permitted hereunder and (ii) no Default has occurred and is continuing, then no prepayment will be required pursuant to this subsection in respect of such Net Proceeds (or the portion of such Net Proceeds specified in such certificate, if applicable) except that, if any such Net Proceeds have not been so applied by the end of such 90-day period, a prepayment will be required at that time in an amount equal to the amount of such Net Proceeds that have not been so applied. However, the Borrower will not be entitled to make elections pursuant to the immediately preceding proviso with respect to Net Proceeds aggregating more than $100,000,000 in any Fiscal Year.

(e)           Excess Cash Flow.  The Borrower shall prepay Borrowings in an aggregate amount equal to 25% of Excess Cash Flow for each Fiscal Year commencing with the Fiscal Year ending on the Saturday closest to January 31, 2008; provided that no such prepayment shall be required if the Leverage Ratio at the end of such Fiscal Year is less than 1.0 to 1.0.  Each such prepayment shall be made on or before the date on which financial statements are delivered pursuant to Section 5.01 with respect to the relevant Fiscal Year (and in any event within 95 days after the end of such Fiscal Year).

(f)            Option to Reject.  Notwithstanding anything herein to the contrary, any Lender may elect, by notice to the Administrative Agent by facsimile or by electronic communication at least three Business Days prior to the applicable prepayment date, to decline (in whole but not in part) any prepayment of its Loans pursuant to subsections (b), (c), (d) and (e) of this Section, in which case the aggregate amount of the prepayment that would have been applied to prepay the Loans of such declining Lender shall be re-offered to those Lenders (if any) who have initially accepted such prepayment (such re-offer to be made to each such Lender based on the percentage which such Lender’s Loans represents of the aggregate Loans of all Lenders who initially accepted such prepayment).  In the event of such a re-offer, the relevant Lenders may elect, by notice to the Administrative Agent by facsimile or by electronic communication within one Business Day of receiving notification of such re-offer, to decline (in whole but not in part) the amount of such prepayment that is re-offered to them.  The aggregate amount of the prepayment that would have been applied to prepay accepting Lenders but was so declined shall be retained by the Borrower.

(g)           Allocation of Prepayments.  Any voluntary prepayment of the Borrowings shall be applied first to ABR Loans to the full extent thereof before application to Eurodollar Loans, in each case in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.15. Any mandatory prepayments of the Borrowings shall be applied on a pro rata basis to the then outstanding Loans being prepaid irrespective of whether such outstanding Loans are ABR Loans or Eurodollar Loans; provided that if no Lender exercises its option to reject a mandatory prepayment of the Loans pursuant to Section 2.09(f), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Loans that are ABR Loans to the full extent thereof before application to Loans that are Eurodollar Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.15.

(h)           Partial Prepayments.  Each partial prepayment of a Borrowing shall be in an amount that would be permitted under Section 2.02(b) for a Borrowing of the same Interest Type, except as needed to apply fully the required amount of a mandatory prepayment.  Each partial prepayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

(i)            Accrued Interest.  Each prepayment of a Borrowing shall be accompanied by accrued interest to the extent required by Section 2.11.

(j)            Notice of Prepayments.  The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment of any Borrowing pursuant to Section 2.09(a) hereunder (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment.  The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment of any Borrowing pursuant to subsections (b), (c), (d) and (e) of this Section at least six Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment.

Section 2.10.  Fees.  (a) The Borrower shall pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon by the Borrower and the Administrative Agent, including pursuant to the Fee Letter.

(b)           All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent.  Fees paid shall not be refundable under any circumstances.

Section 2.11.  Interest.  (a) The ABR Loans shall bear interest for each day at the Alternate Base Rate plus the Applicable Base Rate Margin.

(b)           The Loans comprising each Eurodollar Borrowing shall bear interest for each Interest Period in effect for such Borrowing at the Adjusted LIBO Rate for such Interest Period plus the Applicable Eurodollar Margin.

(c)           Notwithstanding the foregoing, if any Default has occurred and is continuing, all amounts outstanding hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding subsections of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans.

(d)           Interest accrued on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.11(c) shall be payable on demand, (ii) upon any repayment of any Loan, interest accrued on the principal amount repaid shall be payable on the date of such repayment and (iii) upon any conversion of a Eurodollar Loan before the end of the current Interest Period therefor, interest accrued on such Loan shall be payable on the effective date of such conversion.

(e)           All interest hereunder will be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate will be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case will be payable for the actual number of days elapsed (including the first day but excluding the last day).  Each applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and its determination thereof will be conclusive absent manifest error.

Section 2.12.  Alternate Rate of Interest.  If before the beginning of any Interest Period for a Eurodollar Borrowing:

(i)            the Administrative Agent determines (which determination will be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(ii)           the Required Lenders advise the Administrative Agent that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing will be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing will be made as an ABR Borrowing.

Section 2.13.  Illegality.  (a)  If any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i)            such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii)           such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in subsection (b) below.

If any Lender exercises its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.  Any such conversion of a Eurodollar Loan under (i) or (ii) above shall be subject to Section 2.15.

(b)        For purposes of this Section 2.13, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

Section 2.14.  Increased Costs.  (a) If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)           impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make Eurodollar Loans) or to reduce any amount received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower shall pay to such Lender such additional amount or amounts as will compensate it for such additional cost incurred or reduction suffered.

(b)        If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

(c)        A certificate of a Lender setting forth the amount or amounts necessary to compensate it or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)        Failure or delay by any Lender to demand compensation pursuant to this Section will not constitute a waiver of its right to demand such compensation; provided that the Borrower will not be required to compensate a Lender pursuant to this Section for any increased cost or reduction incurred more than 270 days before it notifies the Borrower of the Change in Law giving rise to such increased cost or reduction and of its intention to claim compensation therefor.  However, if the Change in Law giving rise to such increased cost or reduction is retroactive, then the 270-day period referred to above will be extended to include the period of retroactive effect thereof.

Section 2.15.  Break Funding Payments.  If (a) any principal of any Eurodollar Loan is repaid on a day other than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) any Eurodollar Loan is converted on a day other than the last day of an Interest Period applicable thereto, (c) the Borrower fails to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, or (d) any Eurodollar Loan is assigned on a day other than the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then the Borrower shall compensate each Lender for its loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost and expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the end of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have begun on the date of such failure), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the beginning of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16.  Taxes.  (a) All payments by the Borrower under the Loan Documents, wherever made, shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable will be increased as necessary so that, after all required deductions (including deductions applicable to additional sums payable under this Section) are made, each relevant Lender Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify each Lender Party, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Lender Party with respect to any payment by or obligation of the Borrower under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of any such payment delivered to the Borrower by a Lender Party on its own behalf, or by the Administrative Agent on behalf of a Lender Party, shall be conclusive absent manifest error.

(d)           As soon as practicable after the Borrower pays any Indemnified Taxes or Other Taxes to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the laws of the United States, or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower (including Internal Revenue Service Form W-8) as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and supplying all applicable documentation.  If any such Foreign Lender becomes subject to any Tax because it fails to comply with this subsection as and when prescribed by applicable law, the Borrower shall take such steps as such Foreign Lender shall reasonably request to assist such Foreign Lender to recover such Tax.

Section 2.17.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a) The Borrower shall make each payment required to be made by it under the Loan Documents (whether of principal, interest or fees or amounts payable under Section 2.14, 2.15 or 2.16 or otherwise) before the time expressly required under the relevant Loan Document for such payment (or, if no such time is expressly required, before 12:00 noon, New York City time), on the date when due, in immediately available funds, without set-off or counterclaim.  Any amount received after such time on any day may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010, except as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly after receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day and, if such payment accrues interest, interest thereon will be payable for the period of such extension.  All payments under each Loan Document shall be made in dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless, before the date on which any payment is due to the Administrative Agent for the account of one or more Lender Parties hereunder, the Administrative Agent receives from the Borrower notice that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance on such assumption, distribute to each relevant Lender Party the amount due to it.  In such event, if the Borrower has not in fact made such payment, each Lender Party severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender Party with interest thereon, for each day from and including the day such amount is distributed to it to but excluding the day it repays the Administrative Agent, at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).

(e)           If any Lender fails to make any payment required to be made by it pursuant to Section 2.04(b), 2.17(d) or 9.03(c), the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18.  Lender’s Obligation to Mitigate; Replacement of Lenders.  (a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to such Lender.  The Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)        If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, or any Lender does not consent to a proposed amendment, modification or waiver of any Loan Document requested by the Borrower which requires the consent of all the Lenders to become effective and which is approved by at least the Required Lenders, then the Borrower may, at its sole expense and effort (including paying the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a material reduction in such compensation or payments and (iv) such assignment shall not conflict with any law, rule or regulation or order of any Governmental Authority having jurisdiction.  A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender Parties that:

Section 3.01.  Organization; Powers.  Each Marvell Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted and, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02.  Authorization; Enforceability.  The Transactions to be entered into by each Marvell Company are within its corporate or other powers and have been duly authorized by all necessary corporate or other and, if required, stockholder action.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Credit Party is to be a party, when executed and delivered by such Credit Party, will constitute, a legal, valid and binding obligation of the Borrower or such Credit Party, as the case may be, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03.  Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority or any other Person under any material agreement or other instrument binding upon any Marvell Company or any of its properties, except (i) such as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect the Transaction Liens, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Marvell Company or any order, judgment or decree of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Marvell Company or any of its properties, or, except to the extent set forth in the Acquisition Documentation or the Loan Documents, give rise to a right thereunder to require any Marvell Company to make any payment and (d) will not result in or require the creation or imposition of any Lien (other than the Transaction Liens) on any property of any Marvell Company.

Section 3.04.  Financial Statements; No Material Adverse Change.  (a) The Borrower has heretofore furnished to the Lenders (i) its consolidated balance sheets as of January 31, 2004, January 29, 2005 and January 28, 2006 and the related consolidated statements of income, shareholders’ equity and cash flows for each of the Fiscal Years then ended, reported on by PricewaterhouseCoopers LLP, an independent registered public accounting firm, and (ii) its consolidated balance sheet as of April 30, 2006 and the related consolidated statements of income, stockholders’ equity and cash flows for the Fiscal Quarter then ended, all certified by its chief financial officer.  Except for such adjustments as may be required for the Stated Restatement Reasons, such financial statements present fairly, in all material respects, the financial position of the Borrower and its consolidated Subsidiaries as of such dates and their results of operations and cash flows for such periods in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)        The Borrower has heretofore furnished to the Lenders (i) the statements of assets to be acquired and liabilities to be assumed of the Acquired Business as of the end of its 2004 and 2005 fiscal years and the related statements of net revenues and direct expenses for each of such fiscal years, reported on by Ernst & Young LLP, an independent registered public accounting firm, and (ii) an interim statement of assets to be acquired and liabilities to be assumed and an interim statement of net revenues and direct expenses, in each case with respect to the Acquired Business, for the six month period ended July 1, 2006.

(c)        Immediately prior to giving effect to the Transactions, none of the Marvell Companies has, as of the Closing Date, any material liabilities (direct or contingent), unusual long-term commitments or unrealized losses, except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum.  After giving effect to the Transactions, none of the Marvell Companies has, as of the Closing Date, any liabilities (direct or contingent) or unusual long-term commitments or unrealized losses that, in the aggregate, could reasonably be expected to result in a Material Adverse Effect, except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum.

(d)        Since April 1, 2006 there has not been any event, occurrence, development or state of circumstances or facts that has had or has a Seller Material Adverse Effect (as defined in the Asset Purchase Agreement).

(e)        Since April 29, 2006, there has not been any event, occurrence, development or state of circumstances or facts that has had or has a Buyer Material Adverse Effect (as defined in the Asset Purchase Agreement), other than any event, change or circumstance arising primarily out of the Borrower’s stock option practices prior to the date hereof.

Section 3.05.  Properties.  (a) Each Marvell Company has good title to, or valid leasehold interests in, all real and personal property material to its business (including all its Mortgaged Properties), except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Except to the extent permitted by this Agreement, all such properties are free and clear of Liens.

(b)        Each Marvell Company owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Marvell Companies does not infringe upon the rights of any other Person, except for such failures to own or license or infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)        Schedule 3.05 sets forth the correct address and a brief description of each real property that is owned by any Domestic Subsidiary as of the Closing Date after giving effect to the Transactions.

Section 3.06.  Litigation and Environmental Matters.  (a) Except as disclosed in Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any Marvell Company (i) which if determined adversely to the Marvell Companies, in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

(b)        Except for matters that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Marvell Company (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.07.  Compliance with Laws and Agreements.  Each Marvell Company is in compliance with all laws, regulations, judgments, orders and decrees of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding on it or its property, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and except for non-compliance as a result of Borrower’s stock option practices prior to the date hereof. No Default has occurred and is continuing.

Section 3.08.  Investment Company Status; Regulatory Restrictions on Borrowing.  No Marvell Company is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.  No Marvell Company is subject to regulation under any law, treaty, rule or regulation or determination of an arbitrator or court or other Governmental Authority (other than Regulations G, U and X of the Federal Reserve Board) which limits its ability to incur any Debt under this Agreement or any promissory note.

Section 3.09.  Taxes.  Each Marvell Company has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the relevant Marvell Company has set aside on its books adequate reserves or (b) to the extent that failures to do so, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.10.  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  Based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87, with respect to each Plan, the present value of the accumulated benefit obligations thereunder did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets thereof.

Section 3.11.  Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Marvell Company is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when read together, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time; provided further that the financial statements of the Marvell Companies prepared with respect to any period ending on or prior to the Closing Date may be restated for the Stated Restatement Reasons.

Section 3.12.  Subsidiaries.  Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower in, each of its Subsidiaries and identifies each Subsidiary that is a Guarantor, in each case as of the Closing Date.  All the Borrower’s Subsidiaries are, and will at all times be, fully consolidated in its consolidated financial statements. The shares of capital stock or other ownership interests in each of the Borrower’s Subsidiaries are fully paid and non-assessable and are owned free and clear of all Liens (other than the Transaction Liens).

Section 3.13.  Insurance.  As of the Closing Date, the insurance required under Section 5.07 has been obtained and is in full force and effect and all premiums in respect of such insurance have been paid.  The Borrower believes that the insurance maintained by or on behalf of the Borrower and its Subsidiaries is adequate.

Section 3.14.  Labor Matters.  As of the Closing Date, there are no strikes, lockouts or slowdowns against any Marvell Company pending or, to the knowledge of the Borrower, threatened.  The hours worked by and payments made to employees of the Marvell Companies have not violated the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, other than alleged violations disclosed in Schedule 3.06.  All payments due from any Marvell Company, or for which any claim may be made against any Marvell Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Marvell Company.

Section 3.15.  Solvency.  Immediately after the Transactions to occur on the Closing Date are consummated and after giving effect to the application of the proceeds of each Loan made on the Closing Date, (a) the fair value of the assets of each Credit Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Credit Party will exceed the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Credit Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) no Credit Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after the Closing Date.

Section 3.16.  Acquisition Documentation.  As of the Closing Date, (a)Schedule 3.16 lists all of the Acquisition Documentation and (b) the Acquisition Documentation is in full force and effect.

Section 3.17.  No Set-Off; Ranking; Immunity.  (a)   Once the Loans have been made to the Borrower, the obligations of the Credit Parties under the Loan Documents are not subject to any defense, set-off or counterclaim by any Credit Party or any circumstance whatsoever which might constitute a legal or equitable discharge from its obligations thereunder.

(b)        The obligations of each Credit Party under the Loan Documents constitute direct and unconditional obligations of such Credit Party and, except for rights with respect to Collateral, with respect to which the Lenders will be entitled to the benefits set forth in the applicable Security Document, will rank at least pari passu in right of payment with all other Debt and other obligations of such Credit Party, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)        No Credit Party or any of its property has any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of Bermuda, Singapore or other relevant jurisdiction in respect of its obligations under the Loan Documents.  The Loan Documents are in proper legal form under the laws of Bermuda and Singapore for the enforcement thereof in accordance with their respective terms against the Credit Parties under such laws.  To ensure the legality, validity, enforceability or admissibility into evidence in Bermuda and Singapore of the Loan Documents, it is not necessary that the Loan Documents or any other document be filed or recorded with any Governmental Authority in Bermuda or Singapore, as the case may be.

(d)        It is not necessary in order for the Administrative Agent or any Lender to enforce any rights or remedies under the Loan Documents or solely by reason of the execution, delivery and performance by any Credit Party of the Loan Documents that the Administrative Agent or any Lender be licensed or qualified with any Governmental Authority in Bermuda or Singapore, or be entitled to carry on business in any of the foregoing.

Section 3.18.  Other.  (a)   The Borrower and each other Marvell Company incorporated in Bermuda is designated as non-resident in Bermuda for exchange control purposes.

(b)        The Borrower and each other Marvell Company incorporated in Bermuda has received an assurance from the Minister of Finance of Bermuda that, in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital assets, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not until 28 March 2016 be applicable to the Borrower or such Marvell Company, as applicable, or to any of its operations.

(c)        The Borrower and each other Marvell Company incorporated in Bermuda is not licensed to and does not carry on long-term insurance business.

(d)        The Borrower and each other Marvell Company incorporated in Bermuda does not maintain a place of business (as defined in section 4(6) of the Investment Business Act 2003 of Bermuda) in Bermuda.

(e)        The Borrower and each other Marvell Company incorporated in Bermuda is not carrying on a deposit-taking business in or from within Bermuda under the provisions of the Banks and Deposit Companies Act 1999 of Bermuda.

(f)         Each transaction entered into pursuant to this Agreement and any other Loan Document has been entered into in good faith without the view or intention of giving any party thereto a preference over other creditors, without fraudulent purposes, for the bona fide benefit of the parties thereto for full consideration and not at an undervalue.

(g)        No purpose of the transaction or transactions pursuant to which the Borrower and each other Marvell Company incorporated in Bermuda has entered into this Agreement and any other Loan Document would be contrary to the public policy of Bermuda.

(h)        No Credit Party has a place of business in the State of New York or conducts any business in the State of New York that would subject such Credit Party to regulation under the laws of the State of New York.

ARTICLE 4
CONDITIONS

Section 4.01.  Closing Date.  The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)        The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page) that such party has signed a counterpart of this Agreement.

(b)        The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of each of (i) Pillsbury Winthrop Shaw Pittman LLP, special New York and California counsel for the Borrower, substantially in the form of Exhibit B-1, (ii) Appleby Hunter Bailhache, special Bermuda counsel for the Borrower, substantially in the form of Exhibit B-2, (iii) Wong Partnership, special Singapore counsel for the Borrower, substantially in the form of Exhibit B-3 and (iv) any other counsel reasonably specified by the Administrative Agent, and, in the case of each opinion required by this subsection, covering such other matters relating to the Credit Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request.  The Borrower requests such counsel to deliver such opinions.

(c)        The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and, if applicable, good standing of each Credit Party, the authorization of the Transactions and any other legal matters relating to the Credit Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)        The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in clauses (f), (g), (m) and (n).

(e)        The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the Borrower, certifying (i) as to the percentage that the sum of the total assets of the Credit Parties (excluding any assets of any Subsidiary of any Credit Party that is not itself a Credit Party) constitute of the total assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP on the Closing Date, (ii) as to the percentage that the total revenues of the Credit Parties (excluding any revenues of any Subsidiary of any Credit Party that is not itself a Credit Party) for the period of four consecutive Fiscal Quarters most recently ended prior to the Closing Date constitute of the total revenues of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, (iii) as to the percentage that the sum of the total assets of the Marvell Companies whose Equity Interests are subject to a perfected first-priority pledge pursuant to a Pledge Agreement (each a “Pledged Marvell Company”) (excluding any assets of any Subsidiary of any Pledged Marvell Company that is not itself a Pledged Marvell Company) constitutes of the total assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP on the Closing Date and (iv) as to the percentage that the total revenues of the Pledged Marvell Companies (excluding any revenues of any Subsidiary of any Pledged Marvell Company that is not itself a Pledged Marvell Company) for the period of four consecutive Fiscal Quarters most recently ended at or prior to the Closing Date constitutes of the total revenues of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP. The percentages referred to in such certificate shall be in a minimum amount necessary to confirm that the Minimum Guarantee Condition and the Minimum Stock Collateral Condition are satisfied on the Closing Date.

(f)         After giving effect to the Transactions and the other transactions contemplated hereby, the Marvell Companies shall have no outstanding Debt or preferred stock other than (i) the Loans and (ii) other Debt permitted under Section 6.01(a) (other than Section 6.01(a)(vii)).

(g)        After giving effect to the Transactions and the other transactions contemplated hereby, the ratio of Total Debt on the Closing Date to Consolidated EBITDA for the four Fiscal Quarter period ended July 29, 2006 shall not exceed 1.5:1.0.

(h)        The Credit Parties shall have paid all fees and other amounts due and payable to the Lender Parties on or before the Closing Date, including, to the extent invoiced, all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Credit Party under the Loan Documents.

(i)         The Administrative Agent (or its counsel) shall have received from each party to each of the agreements referred to below a counterpart thereto signed on behalf of such party (or written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page) that such party has signed such a counterpart)): (i) the Guarantee Agreement, (ii) the US Pledge Agreement, (iii) the Bermuda Pledge Agreement and (iv) the Singapore Share Charge. All outstanding Equity Interests in Marvell International Ltd., Marvell Asia Pte Ltd., Marvell Technology, Inc. and Marvell International Technology Limited and 83% of all outstanding Equity Interests in MSI shall have been pledged pursuant to the Pledge Agreements and the Administrative Agent shall have received all certificates or other instruments representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank. The Administrative Agent shall have received the results of recent Lien and judgment searches in each relevant jurisdiction with respect to the Credit Parties, and such searches shall reveal no Liens on any of the assets of the Credit Parties other than Liens that are permitted by Section 6.02 or that have been released.

(j)         The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, to the effect that (i) the insurable properties of the Marvell Companies are adequately insured by financially sound and reputable insurance companies to such extent and against such risks (and with such deductibles, retentions and exclusions), as is reasonable and customary for companies in the same or similar business operating in the same or similar locations and (ii) the Marvell Companies maintain such other insurance on their insurable properties as may be required by law.

(k)        All consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Acquisition shall have been obtained, and all applicable waiting periods and appeal periods shall have expired, in each case without the imposition of any burdensome condition.  The Acquisition shall have been, or substantially simultaneously with the funding of Loans on the Closing Date shall be, consummated in accordance with the Asset Purchase Agreement dated as of June 26, 2006 and related Acquisition Documentation entered into in connection therewith and with applicable law, without any amendment to or waiver of any term or condition or consent thereunder that is materially adverse to the rights of or benefits available to the Lenders (as reasonably determined by the Administrative Agent) unless approved by the Administrative Agent (such approval not to be unreasonably withheld). The Administrative Agent shall have received copies of the Acquisition

Documentation and all certificates, opinions and other documents delivered thereunder, certified by a Financial Officer as complete and correct.

(l)         The Administrative Agent shall have received a solvency certificate, in form and substance satisfactory to the Lenders, from a Financial Officer, with respect to the solvency of the Credit Parties after giving effect to the Transactions.

(m)       The representations and warranties of each Credit Party set forth in the Loan Documents shall be true and correct on and as of the Closing Date.

(n)        Immediately prior to and immediately after giving effect to the Borrowings on the Closing Date, no Default shall have occurred and be continuing.

(o)        The Administrative Agent shall have received a letter from the Process Agent referred to in Section 9.11 confirming its appointment as such.

(p)        The Administrative Agent shall have received a Borrowing Request.

(q)        The Administrative Agent shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Promptly after the Closing Date occurs, the Administrative Agent shall notify the Borrower and the Lenders thereof, and such notice shall be conclusive and binding.

ARTICLE 5
AFFIRMATIVE COVENANTS

Until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 5.01.  Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a)        within 90 days after the end of the Fiscal Year ending January 27, 2007, its consolidated balance sheet as of the end of such Fiscal Year and the related statements of operations, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP before any adjustments that may be required because of the Stated Restatement Reasons, subject to normal year-end adjustments and the absence of footnotes; provided that the requirements of this paragraph will be satisfied by the filing by the Borrower of its Form 10-K for such Fiscal Year, so long as such filing is made within the time period required by the SEC;

(b)        commencing with the Fiscal Year ending January 26, 2008, within 90 days after the end of each Fiscal Year, its audited consolidated balance sheet as of the end of such Fiscal Year and the related statements of operations, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) as presenting fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP; provided that the requirements of this paragraph will be satisfied by the filing by the Borrower of its Form 10-K for such Fiscal Year, so long as such filing is made within the time period required by the SEC;

(c)        commencing with the Fiscal Quarter ending October 28, 2006, within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, its consolidated balance sheet as of the end of such Fiscal Quarter and the related statements of operations, stockholders’ equity and cash flows for such Fiscal Quarter and for the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP before any adjustments that may be required because of the Stated Restatement Reasons, subject to normal year-end adjustments and the absence of footnotes; provided that the requirements of this paragraph will be satisfied by the filing by the Borrower of its Form 10-Q for such Fiscal Quarter, so long as such filing is made within the time period required by the SEC;

(d)        concurrently with each delivery of financial statements under clause (a), (b) or (c) above (or the filing of the corresponding Form 10-K or Form 10-Q), a certificate of a Financial Officer (i) certifying as to whether a Default exists and, if a Default exists, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.13 and Section 6.14, (iii) commencing with the delivery of such financial statements for the Fiscal Quarter ending January 27, 2007, setting forth any material variance in such financial statements from the corresponding budget prepared with respect thereto pursuant to Section 5.01(f) (or, if applicable, from the corresponding projected results contained in the projections model distributed to potential lenders in connection with the syndication of the Loans) and specifying the reasons therefor (it being agreed that, in addition to comparisons on a quarterly basis, comparisons on an annual basis will be required commencing with the delivery of such financial statements for the Fiscal Year ending January 28, 2008), (iv) setting forth reasonably detailed calculations demonstrating compliance with the Minimum Guarantee Condition and, if applicable, the Minimum Stock Collateral Condition and (v) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s most recent audited financial statements referred to in Section 3.04 or delivered pursuant to this Section and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)        concurrently with each delivery of financial statements under clause (b) above and with the filing of the Borrower’s Form 10-K for the Fiscal Year ending January 27, 2007, a certificate of the accounting firm that reported on such financial statements (or the financial statements included in the Form 10-K for the Fiscal Year ending January 27, 2007, as the case may be) stating whether during the course of their examination of such financial statements they obtained knowledge of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f)         within 45 days after the beginning of each Fiscal Year, a detailed consolidated budget for such Fiscal Year prepared on a quarterly basis (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for each Fiscal Quarter in such Fiscal Year and setting forth the material assumptions used in preparing such budget) and, promptly when available, any significant revisions of such budget; provided that for the Fiscal Year beginning January 28, 2007, the Borrower may, upon providing notice to the Administrative Agent of its intention to do so, elect to satisfy the requirements of this clause by instead furnishing (to the extent not already furnished) the projected results for such Fiscal Year contained in the projections model distributed to potential lenders in connection with the syndication of the Loans;

(g)        promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Marvell Company with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally;

(h)        promptly (i) of any public announcement by Moody’s of any change or possible change in its corporate family rating of the Borrower or by S&P of any change or possible change in its corporate rating of the Borrower or, in each case, of any such rating no longer having a stable outlook and (ii) of any public announcement by Moody’s or S&P of any change or possible change in its rating of the Loans or of any such rating no longer having a stable outlook; and

(i)         promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Marvell Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request (including any information required by any bank regulatory authority under any applicable “know your customer” or anti-money laundering rule or regulation (including the Patriot Act)).

Section 5.02.  Notice of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)        the occurrence of any Default;

(b)        the filing or commencement of, or any written notice of intention of any Person to file or commence, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Marvell Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)        the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liabilities of the Marvell Companies in an aggregate amount exceeding $25,000,000; and

(d)        any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03.  Information Regarding Collateral.  (a) The Borrower will furnish to the Administrative Agent prompt written notice of any change in (i) the corporate name or any trade name used to identify any Credit Party in the conduct of its business, (ii) the identity or corporate structure of any Credit Party or (iii) the Federal Taxpayer Identification Number of any Credit Party.  If such Credit Party has granted or has purported to grant a security interest in any Collateral, the Borrower will not effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code and all other actions have been taken that are required so that such change will not at any time adversely affect the validity, perfection or priority of any Transaction Lien on any of such Collateral.

(b)        The Borrower will promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(c)        Each year, at the time annual financial statements with respect to the preceding Fiscal Year are delivered pursuant to Section 5.01, if the Security Agreement or a Mortgage is required to be in effect to satisfy Section 5.12(d) at such time, the Borrower will deliver to the Administrative Agent a certificate of a Financial Officer  (i) setting forth the information required pursuant to Section A of the Perfection Certificate or confirming that there has been no change in such information since the date of the most recent Perfection Certificate delivered pursuant to this subsection and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the Transaction Liens for a period of at least 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

Section 5.04.  Existence; Conduct of Business.  Each Marvell Company will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and, except where the failures to do so in the aggregate for all Marvell Companies could not reasonably be expected to have a Material Adverse Effect, the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.05.  Payment of Obligations.  Each Marvell Company will pay its Debt and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the relevant Marvell Company has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.06.  Maintenance of Properties.  Each Marvell Company will maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 5.07.  Insurance.  (a) The Marvell Companies will keep their insurable properties adequately insured at all times by financially sound and reputable insurance companies to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire, general liability insurance and business interruption insurance and other risks insured against by extended coverage, as is reasonable and customary for companies in the same or similar business operating in the same or similar locations, will maintain such other insurance as may be required by law, and will maintain such other insurance as otherwise required by the Security Documents.

(b)        Without limiting subsection (a), if at any time the area in which any Mortgaged Property is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower shall obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time. If at any time the area in which any Mortgaged Property is located is designated a “Zone 1” area, the Borrower shall obtain earthquake insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require.

Section 5.08.  Casualty and Condemnation.  The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with Section 2.09.

Section 5.09.  Proper Records; Rights to Inspect.  Each Marvell Company will keep proper books of record and account in which complete and correct entries are made of all transactions relating to its business and activities.  Each Marvell Company will permit any representatives designated by the Administrative Agent or any Lender, at the cost and expense of the Administrative Agent or such Lender (or if an Event of Default shall have occurred and be continuing, at the cost and expense of the Borrower), as applicable, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at reasonable times, but not more than three times during any calendar year unless an Event of Default has occurred and is continuing, in which event, as often as reasonably requested.

Section 5.10.  Compliance with Laws.  (a) Each Marvell Company will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)        Without limiting subsection (a), each Marvell Company will comply, and cause all lessees and other persons occupying its properties to comply, in all respects with all Environmental Laws and permits applicable to its operations and properties, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and conduct any remedial action in accordance with Environmental Laws.

Section 5.11.  Use of Proceeds.  The proceeds of the Loans will be used only to pay (a) amounts payable under the Acquisition Documentation as consideration for the Acquisition and (b) fees and expenses payable in connection with the Transactions. No part of the proceeds of any Loan will be used, directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X.

Section 5.12.  Additional Guarantees and Collateral. (a) If the Minimum Guarantee Condition is not satisfied at any time, the Borrower will promptly notify the Administrative Agent and the Lenders of this fact and promptly (and in any event within seven Business Days or such longer period as the Administrative Agent shall agree, such agreement not to be unreasonably withheld or delayed) cause one or more Subsidiaries reasonably acceptable to the Administrative Agent to deliver to the Administrative Agent a supplement to the Guarantee Agreement in the form specified therein, duly executed and delivered on behalf of each such Subsidiary, to the extent necessary to ensure that immediately after giving effect thereto the Minimum Guarantee Condition is satisfied, whereupon each such Subsidiary will become a “Guarantor” for purposes of the Loan Documents.

(b)        If the Minimum Stock Collateral Condition is not satisfied (i) at any time prior to the Trigger Date or (ii) at any time on or after the Trigger Date and (1) the corporate family rating of the Borrower is not at least Baa3 by Moody’s or the corporate rating of the Borrower is not at least BBB- by S&P, in each case with no negative outlook or (2) the Borrower does not have a corporate family rating from Moody’s or a corporate rating from S&P, the Borrower will promptly notify the Administrative Agent and the Lenders of this fact and promptly (and in any event within ten Business Days or such longer period as the Administrative Agent shall agree, such agreement not to be unreasonably withheld or delayed)

cause one or more Credit Parties to deliver to the Administrative Agent a Pledge Agreement in the form specified herein (or, in the case of a Credit Party that is already party to a Pledge Agreement, a supplement to such Pledge Agreement in the form specified therein), duly executed and delivered on behalf of each such Credit Party, pursuant to which such Credit Parties shall have pledged all the Equity Interests in one or more Marvell Companies organized under the laws of Bermuda, Singapore or that is a Domestic Subsidiary or in any other Marvell Company reasonably acceptable to the Administrative Agent, to the extent necessary to ensure that immediately after giving effect thereto the Minimum Stock Collateral Condition is satisfied, whereupon, unless already a Lien Grantor, each such Credit Party will become a “Lien Grantor” for purposes of the Loan Documents.

(c)        Concurrently with the delivery to the Administrative Agent of any Pledge Agreement or supplement thereto pursuant to subsection (b), the Borrower shall cause each pledgor party thereto to deliver to the Administrative Agent all certificates or other instruments representing the Equity Interests pledged thereunder, together with stock powers or other instruments of transfer with respect thereto endorsed in blank.

(d)        Without limiting the foregoing provisions, if at any time on or after the Trigger Date (1) the corporate family rating of the Borrower is not at least Ba1 by Moody’s or the corporate rating of the Borrower is not at least BB+ by S&P, in each case with no negative outlook or (2) the Borrower does not have a corporate family rating from Moody’s or a corporate rating from S&P, the Borrower will promptly notify the Administrative Agent and the Lenders of this fact and thereafter for so long as such condition exists (x) promptly (and in any event within seven Business Days or such longer period as the Administrative Agent shall agree, such agreement not to be unreasonably withheld or delayed) cause each Domestic Subsidiary not already party thereto to deliver to the Administrative Agent a supplement to the Guarantee Agreement in the form specified therein, duly executed and delivered on behalf of each such Domestic Subsidiary, (y) promptly (and in any event within ten Business Days or such longer period as the Administrative Agent shall agree, such agreement not to be unreasonably withheld or delayed) cause each Domestic Subsidiary to deliver to the Administrative Agent a counterpart to the Security Agreement duly executed and delivered on behalf of such Domestic Subsidiary (or in the case of any Person that subsequently becomes a Domestic Subsidiary, a supplement to the Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Domestic Subsidiary) and (z) promptly (and in any event within 45 days or such longer period as the Administrative Agent shall agree, such agreement not to be unreasonably withheld or delayed) cause each Domestic Subsidiary to deliver to the Administrative Agent (A) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (B) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent or the Required Lenders may reasonably request and (C) such surveys, abstracts and appraisals as the Administrative Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property.

(e)        If any real property or improvements thereto are owned or are acquired by any Domestic Subsidiary at a time when subsection (d) is applicable and the fair market value thereof exceeds $10,000,000, the Borrower will notify the Administrative Agent and the Lenders thereof, and will promptly (and in any event within 45 days or such longer period as the Administrative Agent shall agree, such agreement not to be unreasonably withheld or delayed) cause such Domestic Subsidiary to deliver to the Administrative Agent the items referred to in subsection (d)(z) with respect to such assets.

(f)         In connection with any of the foregoing, the Borrower shall deliver or cause to be delivered to the Administrative Agent evidence that all documents and instruments, including Uniform Commercial Code financing statements and Mortgages, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the applicable Security Documents and perfect or record such Liens to the extent, and with the priority, required by the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; provided that the actions required of the Borrower and the Domestic Subsidiaries under subsection (d)(y) and this subsection (f) to perfect and ensure the priority of the security interests granted by the Domestic Subsidiaries under the Security Agreement shall be limited to filings of Uniform Commercial Code financing statements, possession of Collateral the security interests in which can be perfected only by taking possession, execution and delivery of agreements required to give the Administrative Agent control over any deposit account, securities account and security entitlement included in the Collateral under the Security Agreement and, to the extent any additional actions are required to effect such perfection or priority as a result of a change in law, such actions.

(g)        In connection with any of the foregoing, the Borrower shall deliver or cause to be delivered to the Administrative Agent any legal opinions and other documents as the Administrative Agent may reasonably request relating to the existence of the relevant Credit Party, the corporate or other authority for and the validity of the relevant Security Documents and the creation and perfection of the Lien purportedly created thereby and any other matters relevant thereto, all in form and substance reasonably acceptable to the Administrative Agent.

Section 5.13.  Further Assurances.  Each Marvell Company will execute and deliver any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the requirements of Section 5.12 to be and remain satisfied, all at the Borrower’s expense.  The Borrower will provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Transaction Liens created or intended to be created by the Security Documents.

Section 5.14.  Separateness.  Each Marvell Company will maintain its separate legal existence and character, including by maintaining customary corporate, limited liability company or other applicable formalities and by maintaining separate corporate and business records.

Section 5.15.  Ratings.  From and after the date on which each such rating is obtained, the Borrower shall use its commercially reasonable efforts to thereafter cause to be maintained (x) a credit rating by S&P and by Moody’s with respect to the Loans hereunder and (y) a corporate family rating by Moody’s and a corporate rating by S&P, in each case of the Borrower.

Section 5.16.  Permitted Subordinated Debt. The Borrower will cause the Obligations to at all times constitute “Senior Debt” for all purposes of the Permitted Subordinated Debt and any indenture or other definitive documentation relating thereto. The Obligations under the Loan Documents are hereby designated as “Designated Senior Debt” and the Borrower will cause such Obligations to at all times constitute “Designated Senior Debt” for all purposes of the Permitted Subordinated Debt and any indenture or other definitive documentation relating thereto. The Borrower will not permit any other Debt or obligations (other than the Obligations under the Loan Documents) to constitute “Designated Senior Debt” for any purposes of the Permitted Subordinated Debt or any indenture or other definitive documentation relating thereto.

ARTICLE 6
NEGATIVE COVENANTS

Until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 6.01.  Debt; Certain Equity Securities.  (a) Neither the Borrower nor any Subsidiary will create, incur, assume or permit to exist any Debt, except:

(i)            Debt created under the Loan Documents;

(ii)           Debt existing on the date hereof and listed in Schedule 6.01 and extensions, renewals and replacements of any such Debt on terms that are not materially more restrictive to the Borrower or such Subsidiary and that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;

(iii)          Debt of the Borrower to any Subsidiary and Debt of any Subsidiary to the Borrower or any other Subsidiary; provided that Debt of any Subsidiary that is not a Credit Party to a Credit Party shall be subject to Section 6.04;

(iv)          Guarantees by the Borrower of Debt of any Subsidiary and Guarantees by any Subsidiary of Debt of the Borrower or any other Subsidiary; provided that Guarantees by a Credit Party of Debt of any Subsidiary that is not a Credit Party shall be subject to Section 6.04;

(v)           Debt in respect of letters of credit supporting payments obligations incurred in the ordinary course of business by the Borrower or any Subsidiary;

(vi)          Debt of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Debt assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets before the acquisition thereof, and extensions, renewals and replacements of any such Debt on terms that are not materially more restrictive to the Borrower or such Subsidiary and that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided that (A) such Debt is incurred before or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Debt permitted by this clause shall not exceed $75,000,000 at any time outstanding;

(vii)         Permitted Subordinated Debt; provided that (A) at the time of, and after giving effect to, the incurrence of such Debt, no Default shall have occurred and be continuing, (B) the ratio of Consolidated EBITDA to Consolidated Interest Expense (calculated on a Pro Forma Basis for the most recently completed period of four consecutive Fiscal Quarters) shall be equal to or greater than 5.0:1.0, and (C) the Net Proceeds of such Debt are applied in accordance with Section 2.09;

(viii)        Debt under performance bonds, surety, appeal or similar bonds, or with respect to workers compensation or other like employee benefit claims, in each case incurred in the ordinary course of business; and

(ix)           other unsecured Debt in an aggregate principal amount not exceeding $25,000,000 at any time outstanding.

(b)        No Marvell Company will issue any preferred stock or other preferred Equity Interests.

Section 6.02.  Liens.  Neither the Borrower nor any Subsidiary will create or permit to exist any Lien on any property now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i)            Transaction Liens;

(ii)           Permitted Liens;

(iii)          any Lien on any property of the Borrower or any Subsidiary existing on the date hereof and listed in Schedule 6.02; provided that (A) such Lien shall not apply to any other property of the Borrower or any Subsidiary and (B) such Lien shall secure only those obligations which it secures on the date hereof, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iv)          Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (A) the Debt secured by such liens is permitted by Section 6.01(a)(vi), (B) such Liens and the Debt secured thereby are incurred before or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Debt secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (D) such Liens will not apply to any other property of the Borrower or any Subsidiary;

(v)           any Lien existing on any property before the acquisition thereof by the Borrower or any Subsidiary or existing on any property of any Person that becomes a Subsidiary after the date hereof before the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien will not apply to any other property of the Borrower or any Subsidiary and (C)  such Lien will secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof on terms that are not materially more restrictive to the Borrower or such Subsidiary and that do not increase the outstanding principal amount thereof;

(vi)          Liens on cash deposits in an aggregate amount not exceeding $75,000,000 at any time securing Debt permitted by Section 6.01(a)(v); and

(vii)         other Liens securing Debt or other obligations outstanding in an aggregate principal amount not in excess of $10,000,000.

Section 6.03.  Fundamental Changes.  (a) No Marvell Company will merge into or consolidate with any other Person, or liquidate or dissolve, or permit any other Person to merge into or consolidate with it, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than the Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Guarantor) is a Guarantor and (iii) any Subsidiary (except a Guarantor) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that, if any such merger or consolidation involves a Person that is not a wholly owned Subsidiary immediately before such merger or consolidation, such transaction shall not be permitted unless also permitted by Section 6.04.

(b)        Neither the Borrower nor any Subsidiary will engage to any material extent in any business except businesses of the types conducted by the Borrower on the date of this Agreement (after giving effect to the Acquisition) and businesses reasonably related thereto.

Section 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  Neither the Borrower nor any Subsidiary will make, hold or acquire any Investment in any Person or make any Business Acquisition, except:

(a)        the Acquisition;

(b)        Permitted Investments;

(c)        investments existing on the date hereof and listed on Schedule 6.04;

(d)        investments by the Borrower and its Subsidiaries in Equity Interests in their respective Subsidiaries; provided that (i) any such Equity Interest held by a Credit Party shall be pledged pursuant to a Pledge Agreement to the extent required to satisfy the Minimum Stock Collateral Condition and (ii) the aggregate amount of investments by Credit Parties in, and loans and advances by Credit Parties to, and Guarantees by Credit Parties of Debt of, Subsidiaries that are not Credit Parties made after the Closing Date shall not exceed $50,000,000 at any time outstanding;

(e)        loans or advances made by the Borrower to any Subsidiary or made by any Subsidiary to the Borrower or any other Subsidiary; provided that the amount of such loans and advances made by Credit Parties to Subsidiaries that are not Credit Parties shall be subject to the limitation set forth in clause 6.04(d) above;

(f)         Guarantees constituting Debt permitted by Section 6.01; provided that the aggregate principal amount of Debt of Subsidiaries that are not Credit Parties that is Guaranteed by Credit Parties shall be subject to the limitation set forth in clause 6.04(d) above;

(g)        Business Acquisitions; provided that (i) at the time of, and after giving effect to, each such Business Acquisition, no Default shall have occurred and be continuing, (ii) the aggregate consideration for Business Acquisitions made during any Fiscal Year shall not exceed $100,000,000 (except to the extent the consideration thereof consists of Qualified Equity Interests of the Borrower), (iii) after giving effect to each such Business Acquisition, the Borrower shall be in Pro Forma Compliance and (iv) after giving effect to each such Business Acquisition, the Credit Parties shall have at least $250,000,000 of unrestricted cash and other Permitted Investments;

(h)        loans or advances made to employees of any Marvell Company in the ordinary course of business in an aggregate amount not to exceed $15,000,000 at any time outstanding (determined without reference to any write-downs or write-offs thereof);

(i)         investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(j)         Hedging Agreements permitted under Section 6.07; and

(k)        other Investments not exceeding $30,000,000 in the aggregate during the term of this Agreement.

Section 6.05.  Asset Sales.  (a) Neither the Borrower nor any Subsidiary will sell, transfer, lease or otherwise dispose of any property, including any

Equity Interest owned by it, nor will any Subsidiary issue any additional Equity Interest in such Subsidiary, except:

(i)            sales of inventory, used or surplus equipment and Permitted Investments in the ordinary course of business;

(ii)           sales, transfers and other dispositions to the Borrower or a Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Credit Party shall comply with Section 6.09;

(iii)          licenses, cross-licenses or sublicenses of software, trademarks and other intellectual property in the ordinary course of business and consistent with past practices and which do not materially interfere with the business of the Marvell Companies, taken as a whole; and

(iv)          sales, transfers and other dispositions of assets (except Equity Interests in a Subsidiary) that are not permitted by any other clause of this Section; provided that the aggregate book value of all assets sold, transferred or otherwise disposed of in reliance on this clause during any Fiscal Year shall not exceed an amount equal to 10% of the total assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP as at the end of the most recently completed Fiscal Quarter for which financial statements have been delivered to the Administrative Agent;

provided that all sales, transfers, leases and other dispositions permitted by this Section (except those permitted by clause (ii) above) shall be made for fair market value (as determined in good faith by the Borrower or such Subsidiary (which determination, if the sale price or other consideration exceeds $100,000,000 for a transaction or a series of related transactions, shall be evidenced by a certificate from a Financial Officer)) and for at least 90% cash consideration; provided further that the foregoing shall not prohibit (x) the Borrower from issuing Qualified Equity Interests or (y) any exchange of assets by any Marvell Company for similar assets of comparable market value (as determined in good faith by such Marvell Company (which determination, if the market value exceeds $100,000,000 for a transaction or a series of related transactions, shall be evidenced by a certificate from a Financial Officer)) in the ordinary course of business and consistent with past practices and so long as the assets acquired pursuant to such exchange will be included in the Collateral at least to the extent that the assets disposed of were included therein.

(b)   Notwithstanding the foregoing, prior to the Trigger Date and at any time during which the Security Agreement or a Mortgage is required to be in effect to satisfy Section 5.12(d), (i) no Domestic Subsidiary will sell, transfer, lease or otherwise dispose of any assets of the type described in Section 2 of the Form of Security Agreement attached hereto as Exhibit G or any Mortgaged Property, except for sales permitted by Section 6.05(a)(i) and (ii) the Borrower shall not permit any sale or other disposition of any Equity Interests in any Domestic Subsidiary and shall not permit any Domestic Subsidiary to effect any transaction (including any merger or consolidation), if such sale, disposition or transaction directly or indirectly results in such Domestic Subsidiary ceasing to be a Domestic Subsidiary.

Section 6.06.  Sale and Leaseback Transactions.  Neither the Borrower nor any Subsidiary will enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital asset that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 90 days after such Marvell Company acquires or completes the construction of such fixed or capital asset.

Section 6.07.  Hedging Agreements.  Neither the Borrower nor any Subsidiary will enter into any Hedging Agreement, except Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which a Marvell Company is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes.

Section 6.08.  Restricted Payments; Certain Payments of Debt.  (a) No Marvell Company will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (i) the Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock, (ii) any Subsidiary may declare and pay dividends with respect to its capital stock, (iii) the Borrower may declare or make Restricted Payments if at the time of, and after giving effect thereto, no Default shall have occurred and be continuing and the aggregate amount expended for all Restricted Payments made pursuant to this clause (iii) during any Fiscal Year would not exceed an amount equal to 15% of Consolidated Net Income calculated for the immediately preceding Fiscal Year and (iv) the Borrower may declare or make Restricted Payments if at the time of, and after giving effect thereto, no Default shall have occurred and be continuing and the aggregate amount expended for all Restricted Payments made pursuant to this clause (iv) shall not at any time exceed the aggregate amount of net cash proceeds received by the Borrower after the Closing Date from the exercise of any stock options or warrants with respect to the Borrower’s common stock.

(b)        No Marvell Company will make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Debt, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance or termination of any Debt, except:

(i)            payment of Debt created under the Loan Documents;

(ii)           payment of regularly scheduled interest and principal payments as and when due in respect of any Debt, except payments in respect of the Permitted Subordinated Debt prohibited by the subordination provisions thereof;

(iii)          prepayments in connection with refinancings of Debt to the extent permitted by Section 6.01; and

(iv)          payment of secured Debt that becomes due as a result of the voluntary sale or transfer of the property securing such Debt.

Section 6.09.  Transactions with Affiliates.  No Marvell Company will sell, lease or otherwise transfer any property to, or purchase, lease or otherwise acquire any property from, or otherwise engage in any other transaction with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to such Marvell Company than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Credit Parties not involving any other Affiliate, (c) reasonable and customary fees paid to members of the Board of Directors of the Borrower, (d) any Restricted Payment permitted by Section 6.08 and (e) transactions between or among Marvell Companies not involving any Credit Party.

Section 6.10.  Restrictive Agreements.  (a) No Marvell Company will, directly or indirectly, enter into any agreement or other arrangement that prohibits, restricts or imposes any condition on (i) the ability of any Marvell Company to create or permit to exist any Lien on any of its property or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Debt of the Borrower or any other Subsidiary; provided that (1) the foregoing shall not apply to restrictions and conditions imposed by any Loan Document, (2) the foregoing shall not apply to restrictions and conditions existing on the date hereof and identified on Schedule 6.10 (but shall apply to any amendment or modification expanding the scope of any such restriction or condition), (3) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a

Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (4) the foregoing shall not apply to customary provisions in any agreement, indenture or other instrument relating to Debt permitted under Section 6.01 so long as such provisions are consistent with customary market terms for Debt similar to such permitted Debt and are no more restrictive than those set forth herein, (5) clause (i) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property securing such Debt and (6) clause (i) of this Section shall not apply to customary provisions in leases restricting the assignment thereof.

(b)        Without limiting the foregoing, no Marvell Company will, directly or indirectly, enter into any agreement or other arrangement that prohibits, restricts or imposes any condition on the ability of any Marvell Company to satisfy the requirements of Section 5.12 or Section 5.13 at any time that such provisions are required to be satisfied.

Section 6.11.  Amendment of Material Documents.  No Marvell Company will amend, modify or waive any of its rights under (a) any indenture or other agreement relating to any Permitted Subordinated Debt, (b) its certificate of incorporation, by-laws or other organizational documents, (c) any Acquisition Documentation or (d) any other agreement material to the operation of its business, if in each case such amendment, modification or waiver could reasonably be expected to result in a Material Adverse Effect.

Section 6.12.  Change in Fiscal Year.  The Borrower shall not change the end of its fiscal year from the Saturday closest to January 31.

Section 6.13.  Debt to Total Capitalization.  The Borrower will not at any time permit the ratio of Total Debt to Total Capitalization to exceed 0.3:1.0.

Section 6.14.  Fixed Charge Coverage Ratio.  The Borrower will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Fixed Charges, in each case for any period of four consecutive Fiscal Quarters ending on the last day of any Fiscal Quarter to be less than 1.2:1.0.

ARTICLE 7
EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)        the Borrower shall fail to pay any principal of any Loan when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)        the Borrower shall fail to pay when due any interest on any Loan or any fee or other amount (except an amount referred to in clause (a) above) payable under any Loan Document, and such failure shall continue unremedied for a period of five Business Days;

(c)        any representation, warranty or certification made or deemed made by or on behalf of any Marvell Company in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)        the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.02, 5.04 (with respect to the existence of any Credit Party), 5.11, 5.12, 5.13 or 5.16 or in Article 6;

(e)        any Credit Party shall fail to observe or perform any covenant or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) above), and such failure shall continue unremedied for a period of  30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)         any Marvell Company shall fail to make a payment or payments (whether of principal or interest and regardless of amount) in respect of Material Debt when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(g)        any event or condition occurs that results in Material Debt becoming due before its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of Material Debt or any trustee or agent on its or their behalf to cause Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, before its scheduled maturity; provided that this clause shall not apply to secured Debt that becomes due as a result of a voluntary sale or transfer of the property securing such Debt;

(h)        an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, winding up or other relief in respect of any Marvell Company or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, judicial manager, administrator or similar official for any Marvell Company or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)         any Marvell Company shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, winding up or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, judicial manager, administrator or similar official for any Marvell Company or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)         any Marvell Company shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)        one or more judgments for the payment of money in an aggregate amount exceeding $25,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has not denied or disputed its obligations to cover such judgment) shall be rendered against one or more Marvell Companies and shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any asset of any Marvell Company to enforce any such judgment;

(l)         an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $25,000,000;

(m)       any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid and perfected Lien on any Collateral, with the perfection and priority required by the applicable Security Document, except (i) as a result of a sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other documents delivered to it under the Security Documents;

(n)        a Change in Control shall occur;

(o)        any Guarantor’s Transaction Guarantee shall at any time fail to constitute a valid and binding agreement of such Guarantor or any party shall so assert in writing, unless (i) the Minimum Guarantee Condition remains satisfied without such Transaction Guarantee and (ii) the total assets of the Guarantors whose Transaction Guarantees cease to be valid and binding during the term of this Agreement does not exceed 2% of the consolidated assets of the Borrower and its Subsidiaries as at the end of the most recently completed Fiscal Quarter for which financial statements have been delivered to the Administrative Agent.

(p)        any restriction or requirement shall be imposed, promulgated or amended by any Governmental Authority in Bermuda, Singapore or other relevant jurisdiction on or after the date hereof that restricts, limits or prohibits the acquisition or the transfer of foreign exchange by the Borrower and that impair or could reasonably be expected to impair in any material respect the Credit Parties’ ability to perform their respective obligations under the Loan Documents in accordance with the terms thereof (including, without limitation, in dollars), unless such restrictions or requirements, in the aggregate, are limited to Guarantors the total assets of which do not exceed 2% of the consolidated assets of the Borrower and its Subsidiaries as at the end of the most recently completed Fiscal Quarter for which financial statements have been delivered to the Administrative Agent; or

(q)        (i) any Governmental Authority in Bermuda, Singapore or other relevant jurisdiction shall take any action, including a moratorium, having an effect on the schedule of payments of any Credit Party under any Loan Document, (ii) any Credit Party shall, voluntarily or involuntarily, participate or take any action to participate in any facility or exercise involving the rescheduling of such Credit Party’s debts or the restructuring of the currency in which such Credit Party may pay its obligations, unless, the circumstances in clause (i) and (ii), in the aggregate, are limited to Guarantors the total assets of which do not exceed 2% of the consolidated assets of the Borrower and its Subsidiaries as at the end of the most recently completed Fiscal Quarter for which financial statements have been delivered to the Administrative Agent or (iii) any Governmental Authority in Bermuda, Singapore or other relevant jurisdiction shall nationalize, expropriate, seize or otherwise compulsorily acquire all or any substantial part of the assets of the Borrower and its Subsidiaries, taken as a whole;

then, and in every such event (except an event with respect to the Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (h) or (i) above, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower.

ARTICLE 8
THE ADMINISTRATIVE AGENT

Section 8.01.  Appointment and Authorization.  Each Lender Party irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent (i) to sign and deliver the Guarantee Agreement and the Security Documents and (ii) to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 8.02.  Rights and Powers as a Lender.  A bank serving as the Administrative Agent shall, in its capacity as a Lender, have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent.  Such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Marvell Company or Affiliate thereof as if it were not the Administrative Agent.

Section 8.03.  Limited Duties and Responsibilities.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Marvell Company that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative

Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04.  Authority to Rely on Certain Writings, Statements and Advice.  The Administrative Agent shall be entitled to rely on, and shall not incur any liability for relying on, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely on any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for any Marvell Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05.  Sub-Agents and Related Parties.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through one or more sub-agents appointed by it.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding Sections of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.06.  Resignation; Successor Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.07.  Credit Decisions by Lenders.  Each Lender acknowledges that it has, independently and entirely without reliance on the Administrative Agent or any other Lender, made its own credit analysis and decision to enter into this Agreement.  Each Lender further acknowledges that it has made its credit analysis and decision based entirely on documents and information provided by the Borrower as requested and deemed appropriate by such Lender and has not relied upon any document provided by the Administrative Agent or any other Lender. Each Lender also acknowledges that it will, independently and entirely without reliance on the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate to request from the Borrower, continue to make its own decisions in taking or not taking action under or based on this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 8.08.  Other Agents and Arranger.  No Agent other than the Administrative Agent and no Arranger shall have any responsibility, obligation or liability whatsoever under the Loan Documents in such capacity.

ARTICLE 9
MISCELLANEOUS

Section 9.01.  Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)            if to the Borrower, to it at Marvell Technology Group Ltd., c/o Marvell Semiconductor, Inc., 5488 Marvell Lane, Santa Clara, CA 95054, Attention of Chief Financial Officer (facsimile no. 408 832 4309);

(ii)           if to the Administrative Agent, to Credit Suisse, Cayman Islands Branch, at Eleven Madison Avenue, New York, New York 10010, Attention of Thomas Lynch (facsimile no. 212 325 8304; email: thomas.lynch@credit-suisse.com); and

(iii)          if to any Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

(b)        Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)        Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the Administrative Agent and the Borrower.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of receipt; provided that if a notice or other communication is received after normal business hours of the recipient or on a day that is not a business day of the recipient, such notice or communication shall be deemed to have been given on the next business day of the recipient.

Section 9.02.  Waivers; Amendments.  (a) No failure or delay by any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Lender Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Lender Party had notice or knowledge of such Default at the time.

(b)        No Loan Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, by an agreement or agreements in writing entered into by the parties thereto with the consent of the Required Lenders; provided that no such agreement shall:

(i)            increase the Commitment of any Lender without its written consent;

(ii)           reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fee payable hereunder, without the written consent of each Lender Party affected thereby;

(iii)          postpone the maturity of any Loan, or any scheduled date of payment of the principal amount of any Loan under Section 2.08(a), or any date for the payment of any interest or fee payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender Party affected thereby;

(iv)          change Section 2.17(b) or 2.17(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(v)           change any provision of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to take any action thereunder, without the written consent of each Lender;

(vi)          release all or substantially all of the value of the Transaction Guarantees, without the written consent of each Lender; or

(vii)         release all or substantially all of the Collateral from the Transaction Liens (except as expressly provided in the Security Documents), without the written consent of each Lender; or

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without its prior written consent.

(c)   Notwithstanding the foregoing, if the Required Lenders enter into or consent to any waiver, amendment or modification pursuant to subsection (b) of this Section, no consent of any other Lender will be required if, when such waiver, amendment or modification becomes effective, (i) the Commitment of each Lender not consenting thereto terminates and (ii) all amounts owing to it or accrued for its account hereunder are paid in full.

Section 9.03.  Expenses; Indemnity; Damage Waiver.  (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of  counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by any Lender Party, including the fees, charges and disbursements of any counsel for any Lender Party, in connection with the enforcement or protection of its rights in connection with the Loan Documents (including its rights under this Section) or the Loans, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans (including the amount of any taxes (including transfer taxes, stamp taxes and similar taxes) that the Administrative Agent may have been required to pay by reason of the Transaction Liens or the enforcement thereof or to free any Collateral from any other Lien thereon and expenses incurred to preserve the value of the Collateral or the validity, perfection, rank or value of any Transaction Lien or the collection, sale or other disposition of any Collateral).

(b)        The Borrower shall indemnify each of the Lender Parties and their respective Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding relating to (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom or (iii) any actual or alleged presence or release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, regardless of whether such claim, litigation, investigation or proceeding is based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or whether commenced by a Marvell Company or any of its Affiliates; provided that such indemnity shall not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or related expenses are determined by the judgment of a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct.

(c)        To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under subsection (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based on its share of the outstanding Loans at the time.

(d)        To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)        All amounts due under this Section shall be payable within 10 Business Days after written demand therefor.

Section 9.04.  Successors and Assigns.  (a) The provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (except the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly provided herein, the Related Parties of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Commitment it has at the time and any Loans at the time owing to it), which assignment shall operate as a ratable assignment of such Lender’s rights and obligations under the Loan Documents; provided that:

(i)            the Administrative Agent must give prior written consent to any such assignment (which consent shall not be unreasonably withheld);

(ii)           the Administrative Agent shall use its reasonable best efforts to notify the Borrower of any such assignment; provided that any failure to provide or any delay in providing such notice shall not affect the validity of such assignment;

(iii)          unless the Administrative Agent otherwise consents, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date on which the relevant Assignment is delivered to the Administrative Agent) shall not be less than $1,000,000; provided that this clause (iii) shall not apply to an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans; provided further that simultaneous assignments to or by two or more Approved Funds shall be combined for purposes of determining whether the minimum assignment amount is met;

(iv)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(v)           the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent (1) a completed Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Credit Parties and the other Marvell Companies and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws and (2) if applicable, any documentation required under Section 2.16(e).

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) a Lender Affiliate or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Subject to acceptance and recording thereof pursuant to subsection (d) of this Section, from and after the effective date specified in each Assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment, be released from its obligations under this Agreement (and, in the case of an Assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (e) of this Section.

(c)   The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, their respective Commitments and the principal amounts of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the parties hereto may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by any party hereto at any reasonable time and from time to time upon reasonable prior notice.

(d)   Upon its receipt of a duly completed Assignment executed by an assigning Lender and an assignee and the assignee’s completed Administrative Questionnaire and, if applicable, any documentation required under Section 2.16(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in subsection (b) of this Section and any written consent to such assignment required by subsection (b) of this Section, the Administrative Agent shall promptly accept such Assignment and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

(e)   Any Lender may, without the consent of the Borrower or any other Lender Party, sell participations to one or more banks or other entities (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the other Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this

Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to subsection (f) of this Section, each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(f)    A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(g)   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Credit Parties in the Loan Documents and in certificates or other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any principal of or accrued interest on any Loan or any fee or other amount payable hereunder is outstanding and unpaid or any Commitment has not expired or terminated.  The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents, the Fee Letter and any other separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement (i) will become effective when the Administrative Agent shall have signed this Agreement and received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto and (ii) thereafter will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile will be effective as delivery of a manually executed counterpart of this Agreement. Notwithstanding anything herein to the contrary, solely as between the Borrower and Credit Suisse, if a Lender fails to make its share of any Loans to be made on the Closing Date available to the Administrative Agent, Credit Suisse agrees to make such Loan to the Borrower. Nothing in the preceding sentence shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that the Administrative Agent may have against such Lender as a result of such failure to lend.

Section 9.07.  Severability.  If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lender Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

Section 9.08.  Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any obligations of the Borrower now or hereafter existing hereunder and held by such Lender, irrespective of whether or not such Lender shall have made any demand hereunder and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

Section 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)          The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any relevant appellate court, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in any Loan Document shall affect any right that any Lender Party may otherwise have to bring any action or proceeding relating to any Loan Document against any Credit Party or its properties in the courts of any jurisdiction.

(c)           The Borrower irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in subsection (b) of this Section.  Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(d)          Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in any Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT

NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11.  Appointment of Agent for Service of Process.  (a)  The Borrower hereby irrevocably designates, appoints, authorizes and empowers as its agent for service of process, CT Corporation System, at its offices currently located at 111 Eighth Avenue, 13th Floor, New York, NY 10011 (the “Process Agent”), to accept and acknowledge for and on behalf of the Borrower service of any and all process, notices or other documents that may be served in any suit, action or proceeding relating hereto in any New York State or Federal court sitting in the State of New York.  Such designation and appointment shall be irrevocable until all principal of and interest on the Loans and other sums payable under the Loan Documents shall have been paid in full in accordance with the provisions thereof.  The Borrower covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the foregoing designations and appointments in full force and effect and to cause the Process Agent to continue to act in such capacity.

(b)        The Borrower consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09 by serving a copy thereof upon the Process Agent.  Without prejudice to the foregoing, the Lenders and the Administrative Agent agree that to the extent lawful and possible, written notice of said service upon the Process Agent shall also be mailed by registered or certified airmail, postage prepaid, return receipt requested, to the Borrower at its address specified in or pursuant to Section 9.01 or to any other address of which the Borrower shall have given written notice to the Administrative Agent.  If said service upon the Process Agent shall not be possible or shall otherwise be impractical after reasonable efforts to effect the same, the Borrower consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09 by the mailing of a copy thereof by registered or certified airmail, postage prepaid, return receipt requested, to the address of the Borrower specified in or pursuant to Section 9.01 or to any other address of which the Borrower shall have given written notice to the Administrative Agent, which service shall be effective 14 days after deposit in the United States Postal Service. The Borrower agrees that such service (i) shall be deemed in every respect effective service of process upon the Borrower in any such suit, action or proceeding and (ii) shall to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to the Borrower.

(c)        Nothing in this Section shall affect the right of any party hereto to serve process in any manner permitted by law, or limit any right that any party hereto may have to bring proceedings against any other party hereto in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

Section 9.12.  Waiver of Immunity.  To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid or execution, or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents to the extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section shall have effect to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable for purposes of such Act.

Section 9.13.  Judgment Currency.  (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in dollars into another currency, the parties hereto agree, to the fullest extent that they may legally and effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase dollars with such other currency in New York, New York, on the Business Day immediately preceding the day on which final judgment is given.

(b)        The obligation of the Borrower in respect of any sum due to any Lender hereunder in dollars shall, to the extent permitted by applicable law, notwithstanding any judgment in a currency other than dollars, be discharged only to the extent that on the Business Day following receipt of any sum adjudged to be so due in the judgment currency such Lender may in accordance with normal banking procedures purchase dollars in the amount originally due to such Lender with the judgment currency.  If the amount of dollars so purchased is less than the sum originally due to such Lender, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender against the resulting loss; and if the amount of dollars so purchased is greater than the sum originally due to such Lender, such Lender agrees to repay such excess.

Section 9.14.  English Language.  Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes hereof.

Section 9.15.  Headings.  Article and Section headings and the Table of Contents herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.16.  Confidentiality.  Each Lender Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of any right thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information either (i) becomes publicly available other than as a result of a breach of this Section or (ii) is or becomes available to any Lender Party on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.17.  Release of Guarantees and Collateral.  (a) A Guarantor shall be automatically released from its Transaction Guarantee in the circumstances set forth in Section 2(c) of the Guarantee Agreement.

(b)        All the Transaction Guarantees will be automatically released when all the Release Conditions (as defined in the Guarantee Agreement) are satisfied (subject to reinstatement as set forth in the Guarantee Agreement).

(c)        The Transaction Liens granted by a Guarantor pursuant to a Pledge Agreement shall terminate upon the earlier of (i) the release of its Transaction Guarantee pursuant to Section 2(c) of the Guarantee Agreement and (ii) the satisfaction of all of the Ratings Release Conditions (as defined in such Pledge Agreement) (subject to reinstatement as set forth in Section 5.12).

(d)        The Transaction Liens granted by the Borrower pursuant to a Pledge Agreement shall terminate upon the earlier of (i) the satisfaction of all of the Release Conditions (as defined in such Pledge Agreement) and (ii) the satisfaction of all of the Ratings Release Conditions (as defined in such Pledge Agreement) (subject to reinstatement as set forth in Section 5.12).

(e)        The Transaction Liens granted by each Domestic Subsidiary pursuant to the Security Agreement or a Mortgage shall terminate upon the earlier of (i) the satisfaction of all of the Release Conditions (as defined in the Security Agreement) and (ii) the satisfaction of all of the Ratings Release Conditions (as defined in the Security Agreement) (subject to reinstatement as set forth in Section 5.12).

(f)         The Administrative Agent shall be fully protected in relying upon a certificate of a Financial Officer of the Borrower as to whether the Ratings Release Conditions are satisfied under any Security Document.

Section 9.18.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged or otherwise received by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such Lender shall have received such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of payment.

Section 9.19.  USA Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ George Hervey
	Name:	George Hervey
	Title:	V.P. and CFO

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Lender and as Administrative Agent

By:	/s/ Phillip Ho
	Name:	Phillip Ho
	Title:	Director

By:	/s/ Shaheen Malik
	Name:	Shaheen Malik
	Title:	Associate

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Sarabelle Hitchner
	Name:	Sarabelle Hitchner
	Title:	[illegible] Vice President

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Rasd Y. Alfayonmi
	Name:	Rasd Y. Alfayonmi
	Title:	Vice President

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES

By:	/s/ Karla Wirth
	Name:	Karla Wirth
	Title:	AVP

By:	/s/ Yangling J. Si
	Name:	Yangling J. Si
	Title:	AVP

E.SUN COMMERCIAL BANK, LTD.

By:	/s/ Benjamin Lin
	Name:	Benjamin Lin
	Title:	EVP & General Manager

Pricing Schedule

“Applicable Base Rate Margin” means (i) on any date prior to the Trigger Date, 1.00% per annum and (ii) on any date on or after the Trigger Date, the applicable rate per annum set forth below under the caption “Applicable Base Rate Margin”.

“Applicable Eurodollar Margin” means (i) on any date prior to the Trigger Date, 2.00% per annum and (ii) on any date on or after the Trigger Date, the applicable rate per annum set forth below under the caption “Applicable Eurodollar Margin”.

	Applicable Base Rate Margin	Applicable Eurodollar Margin
Category 1	0.50%	1.50%

Category 2	0.75%	1.75%

Category 3	1.00%	2.00%

Category 4	1.25%	2.25%

Category 5	1.50%	2.50%

For purposes of this Schedule, the following terms have the following meanings:

“Category 1” exists at any date if, at such date, the corporate family rating of the Borrower is at least Baa2 by Moody’s and the corporate rating of the Borrower is at least BBB by S&P, in each case with no negative outlook.

“Category 2” exists at any date if, at such date, (i) the corporate family rating of the Borrower is at least Baa3 by Moody’s and the corporate rating of the Borrower is at least BBB- by S&P, in each case with no negative outlook and (ii) Category 1 does not exist.

“Category 3” exists at any date if, at such date, (i) the corporate family rating of the Borrower is at least Ba1 by Moody’s and the corporate rating of the Borrower is at least BB+ by S&P, in each case with no negative outlook and (ii) neither Category 1 nor Category 2 exists.

“Category 4” exists at any date if, at such date, (i) the corporate family rating of the Borrower is at least Ba2 by Moody’s and the corporate rating of the Borrower is at least BB by S&P, in each case with no negative outlook and (ii) none of Category 1, Category 2 and Category 3 exists.

“Category 5” exists at any date, if at such date, no other Category exists (including by reason of the Borrower not having a corporate family rating from Moody’s or the Borrower not having a corporate rating from S&P).

“Category” refers to the determination of which of Category 1, Category 2, Category 3, Category 4 or Category 5 exists at any date.

Each change in the Applicable Base Rate Margin or the Applicable Eurodollar Margin resulting from a publicly announced change in the rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 5.01(h) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

For the avoidance doubt, if there is a split in the corporate family rating of the Borrower from Moody’s and the corporate rating of the Borrower from S&P, then the lower of such ratings shall be used to determine the Category.

Schedule 2.01

Commitment Schedule

Name of Lender	Commitment
Credit Suisse, Cayman Islands Branch	$255,000,000
LaSalle Bank National Association	$50,000,000
KeyBank National Association	$40,000,000
Commerzbank AG, New York and Grand Cayman Branches	$40,000,000
E.Sun Commercial Bank, Ltd.	$15,000,000
Total	$400,000,000